UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 10-K

(Mark one)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008

Or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to _________

Commission File Number 333-105017

VESTIN FUND III, LLC
(Exact name of registrant as specified in its charter)

NEVADA	87-0693972
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6149 SOUTH RAINBOW BOULEVARD, LAS VEGAS, NEVADA 89118
(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code 702.227.0965

Securities registered pursuant to Section 12(b) of the Act:

None	None
(Title of each class)	(Name of each exchange on which registered)

Securities registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes [   ] No [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes [   ] No [X]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes [X] No [   ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes [   ] No [X]

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter.  Not applicable.

As of March 4, 2009, the Company had 2,248,825 units outstanding.

PART I

Note Regarding Forward-Looking Statements

This report and other written reports and oral statements made from time to time by us may contain forward-looking statements.  Such forward-looking statements may be identified by the use of such words as “expects,” “plans,” “estimates,” “intend,” “might,” “may,” “could,” “will,” “feel,” “forecasts,” “projects,” “anticipates,” “believes” and words of similar expression.  Forward-looking statements are likely to address such matters as our business strategy, future operating results, future sources of funding for real estate loans brokered by us, future economic conditions and pending litigation involving us.  Some of the factors which could affect future results are set forth in the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Operating Results.”

ITEM 1.	BUSINESS

General

Vestin Fund III, LLC was organized in April 2003 as a Nevada limited liability company for the purpose of investing in commercial real estate loans (hereafter referred to as “real estate loans”) and income-producing real property.  On March 5, 2007, a majority of our members approved the Third Amended and Restated Operating Agreement, which limits the Company’s investment objectives to investments in real estate loans.  Prior to adopting this amendment, we also invested in revenue-generating commercial real estate.  We sold our real estate investment in November 2006.  In this report, we refer to Vestin Fund III, LLC as “the Company”, “our Company”, the “Fund”, “we”, “us”, or “our”.

We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our Operating Agreement as “Mortgage Assets”).  We commenced operations in February 2004.  Under our Operating Agreement, we would continue our operations until December 2023 unless dissolved prior thereto or extended by vote of the members under the provisions of our Operating Agreement.  However, our manager is considering a proposal to the members to wind up our operations in view of our limited operating assets.

We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder.  As a company investing in real estate loans we are subject to the North American Securities Administration Association Mortgage Program Guidelines (the “NASAA Guidelines”) promulgated by the state securities administrators.  Prior to March 5, 2007, we also invested in real estate and were subject to the North American Securities Administration Association Real Estate Guidelines.

On November 7, 2003, our Registration Statement as filed with the United States Securities and Exchange Commission (“SEC”) became effective for the initial public offering of up to 10,000,000 units at $10 per unit (“unit”).  On November 7, 2005, we discontinued the offering of our units; however, members continued to purchase additional units through our Distribution Reinvestment Plan whereby the members’ distributions were used to purchase additional units at the current value.  As of December 31, 2008, we had sold approximately 3,113,166 units, which includes 247,245 units purchased through our Distribution Reinvestment Plan.  On April 2, 2007, our manager decided to terminate our Distribution Reinvestment Plan effective May 7, 2007, pursuant to Section 8.5 of our Operating Agreement.  A letter was sent on April 2, 2007 to our members notifying them of the Distribution Reinvestment Plan’s termination.

Our manager is Vestin Mortgage, Inc. (the “manager” or “Vestin Mortgage”), a Nevada corporation, which is a wholly owned subsidiary of Vestin Group, Inc. (“Vestin Group”), a Delaware corporation.  Michael Shustek, the CEO and director of our manager, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property.  On July 1, 2006, a mortgage broker license was issued to an affiliated company, Vestin Originations, Inc. (“Vestin Originations”) that has continued the business of brokerage, placement and servicing of real estate loans.  Vestin Originations is a wholly owned subsidiary of Vestin Group.  On September 1, 2007, the servicing of real estate loans was assumed by our manager.

Pursuant to our Operating Agreement, our manager implements our business strategies on a day-to-day basis, manages and provides services to us.  Without limiting the foregoing, our manager performs other services as may be required from time to time for management and other activities relating to our assets, as our manager shall deem appropriate.  Consequently, our operating results are dependent upon our manager’s ability and performance in managing our operations and servicing our assets.  The Operating Agreement also provides that the members have certain rights, including the right to terminate our manager subject to a majority vote of the members.

Vestin Mortgage is also the manager of Vestin Realty Mortgage I, Inc. (“VRM I”), as the successor by merger to Vestin Fund I, LLC, (“Fund I”), Vestin Realty Mortgage II, Inc. (“VRM II”), as the successor by merger to Vestin Fund II, LLC, (“Fund II) and inVestin Nevada, Inc., (“inVestin”) a company wholly owned by our manager’s CEO.  These entities have been formed to invest in real estate loans.

For the year ended December 31, 2006, the financial statements include the accounts of the Company and its wholly owned subsidiary, VF III HQ, LLC.  All significant inter-company transactions and balances have been eliminated in consolidation.  During December 2006, VF III HQ, LLC was dissolved.

Real Estate Program Objectives (Prior to March 5, 2007)

Prior to March 5, 2007, we sought to invest in income-producing multifamily residential units, office, industrial, and retail properties, assisted living facilities and other income-producing real property.  Such properties could have included hotels and resorts, restaurants, parking lots, amusement parks or other leasehold properties.  We intended to primarily lease the real property owned by us.  We sought to hold our properties until such time as we believed it was the optimal time to enable us to capitalize on the potential for appreciation of our properties.

A Special Meeting of our members was held on March 5, 2007 to vote on approval of the Third Amended and Restated Operating Agreement, which limits the Company’s investment objectives to investment in real estate loans.  A majority of our members approved the Third Amended and Restated Operating Agreement.

Real Estate Loan Objectives

As of December 31, 2008, our loans were in the following states: Arizona, California, Nevada, Oklahoma, Oregon and Texas.  The loans we invest in are selected for us by our manager from among loans originated by Vestin Originations or non-affiliated mortgage brokers.  When Vestin Originations or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, brokers and sells, assigns, transfers or conveys the loan to us.  We believe that our loans are attractive to borrowers because of the expediency of our manager’s loan approval process, which takes about ten to twenty days.

As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the mortgage lending industry.  Because of our increased willingness to fund riskier loans, borrowers are generally willing to pay us an interest rate that is above the rates generally charged by other commercial lenders.  We invest a significant amount of our funds in loans in which the real property, held as collateral, is not generating any income to the borrower.  The loans in which we invest are generally riskier because the borrower’s repayment depends on their ability to refinance the loan or develop the property so they can refinance the loan.

Our principal investment objectives are to:

•	Produce revenues from the interest income on our real estate loans;

•	Provide cash distributions from the net income generated by our real estate loans;

•	Preserve capital contributions; and

•	Reinvest, to the extent permissible, payments of principal and sales (net of expenses).

Acquisition and Investment Policies

We seek to invest approximately 97% of our assets in real estate loans.  Approximately 3% will be held as a working capital cash reserve.  As of December 31, 2008, approximately 58% of our assets, net of allowance for loan losses, are classified as investments in real estate loans.

Generally, the collateral on our real estate loans is the real property that the borrower is purchasing or developing, along with a guarantee of the main principal of the borrower, with the funds that we make available.  We sometimes refer to these real properties as the security properties.  While we may invest in other types of loans, most of the loans in which we invest have been made to real estate developers.

Our real estate investments are not insured or guaranteed by any government agency.

Our manager continuously evaluates prospective investments, selects the loans in which we invest and makes all investment decisions on our behalf.  In evaluating prospective real estate loan investments, our manager considers such factors as the following:

•	The ratio of the amount of the investment to the value of the property by which it is secured, or the loan-to-value ratio;

•	The potential for capital appreciation or depreciation of the property securing the investment;

•	Expected levels of rental and occupancy rates, if applicable;

•	Potential for rental increases, if applicable;

•	Current and projected revenues from the property, if applicable;

•	The status and condition of the record title of the property securing the investment;

•	Geographic location of the property securing the investment; and

•	The financial condition of the borrowers and their principals, if any, who guarantee the loan.

Our manager may obtain our loans from an affiliated or non-affiliated mortgage broker who may solicit previous or new borrowers in those states where permissible.  We may purchase existing loans that were originated by third party lenders or brokered by Vestin Originations to facilitate our purchase of the loans.  Vestin Originations and/or our manager will sell, assign, transfer or convey the loans to us without a premium, but may include its service fees and compensation.

When selecting real estate loans for us, our manager generally adheres to the following guidelines, which are intended to control the quality of the collateral given for our loans:

1.  Priority of Loans.  Generally, our assets are secured by first deeds of trust.  First deeds of trust are loans secured by a full or divided interest in a first deed of trust secured by the property.  We will not invest in any loan that is junior to more than one loan.  As of December 31, 2008, approximately 93% of the principal amount of our outstanding investments in loans was secured by first deeds of trust.

2.  Loan-to-Value Ratio.  The amount of our loan combined with the outstanding debt secured by a senior loan on a security property generally does not exceed the following percentage of the appraised value of the security property at origination:

Type of Secured Property	Loan-to-Value Ratio

Residential	75%
Unimproved Land	60% (of anticipated as-if developed value)
Acquisition and Development	60% (of anticipated as-if developed value)
Commercial Property	75% (of anticipated as-if developed value)
Construction	75% (of anticipated post- developed value)
Leasehold Interest	75% (of value of leasehold interest)

We may deviate from these guidelines under certain circumstances.  For example, our manager, in its discretion, may increase any of the above loan-to-value ratios if it believes a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees.  Occasionally, our collateral may include personal property attached to the real property as well as real property.  We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan.  These loan-to-value ratios will not apply to financing offered to the purchaser of any real estate acquired through foreclosure or to refinance an existing loan that is in default when it matures.  In those cases, our manager, in its sole discretion, shall be free to accept any reasonable financing terms that it deems to be in our best interest.  As of December 31, 2008, our actual loan-to-value ratio for our loan portfolio as a whole, including allowances for loan losses based on the most recent updated appraisals obtained and our manager’s analysis was 96.60% on a weighted average basis.

Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination.  Such appraisals, which may have been commissioned by the borrower and may precede the placement of the loan with us, are generally dated no greater than 12 months prior to the date of loan origination.  Current loan-to-value ratios are generally based on the most recent appraisals and include allowances for loan losses.  Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

Appraisals may not reflect subsequent changes in value and may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed.  “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser; upon which development is dependent on availability of financing.  As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to development of a project, the market value of the property may be substantially less than the appraised value.  As a result, there may be less security than anticipated at the time the loan was originally made.  If there is less security and a default occurs, we may not recover the outstanding balance of the loan.

We or the borrower retain appraisers who are state certified or licensed appraisers and/or hold designations from one or more of the following organizations: the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the National Association of Review Appraisers, the Appraisal Institute, the National Society of Real Estate Appraisers, American Society of Real Estate Appraisers, or from among appraisers with other qualifications acceptable to Vestin Originations and/or our manager.  However, appraisals are only estimates of value and cannot be relied on as measures of realizable value.  An employee or agent of Vestin Originations or our manager will review each appraisal report and will generally conduct a physical inspection for each property.  A physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood, but generally does not include entering any structures on the property.

3.  Terms of Real Estate Loans.  Our loans as of December 31, 2008, had original terms of 12 months to 24 months, excluding extensions.  Most of our loans are for an initial term of 12 months.  Generally, our original loan agreements permit extensions to the term of the loan by mutual consent.  Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing.  However, our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan.  In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and principal.  The weighted average term of outstanding loans, including extensions, at December 31, 2008, was 21 months.

As of December 31, 2008, all of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.  In addition, we invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time.  At December 31, 2008, we had approximately $1.1 million in investments in real estate loans that had interest reserves where the total outstanding principal due to our co-lenders and us was approximately $24.0 million.  These loans had interest reserves of approximately $1.5 million, of which our portion was $35,000.  At December 31, 2007, we had approximately $6.2 million in investments in real estate loans that had interest reserves where the total outstanding principal due to our co-lenders and us was approximately $78.6 million.  These loans had interest reserves of approximately $3.7 million, of which our portion was approximately $0.3 million.

4.  Escrow Conditions.  Our loans will often be funded by us through an escrow account held by a title insurance company, subject to the following conditions:

•
Borrowers will obtain title insurance coverage for all loans, providing title insurance in an amount at least equal to the principal amount of the loan.  Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the security property.

•	Borrowers will obtain liability insurance coverage for all loans.

•	Borrowers will obtain fire and casualty insurance for all loans secured by improved real property, covering us in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or loans, escrow agreements, and any other loan documents for a particular transaction will cover us as a beneficiary.

5.  Purchase of Real Estate Investments from Affiliates.  We may acquire real estate loans from our affiliates, including our manager, without a premium, but may include allowable fees and expenses in accordance with applicable NASAA guidelines, but without allowance of any other compensation for the loans.  Except for the compensation paid to our manager, all income generated and expense associated with the loans so acquired shall be treated as belonging to us.

We may acquire real estate loans from our affiliates, including our manager, that are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate.  These purchases may include allowable fees and expenses in accordance with applicable NASAA guidelines, but no other compensation for the loans.  Excluding the compensation paid to our manager, all income generated and expense associated with the loans so acquired shall be treated as belonging to us.

6.  Note Hypothecation.  We may also acquire real estate loans secured by assignments of secured promissory notes.  These real estate loans must satisfy our stated investment standards, including our loan-to-value ratios, and may not exceed 80% of the principal amount of the assigned note upon acquisition.  For example, if the property securing a note we acquire is commercial property, the total amount of outstanding debts secured by the property must not exceed 75% of the appraised value of the property, and the real estate loan will not exceed 80% of the principal amount of the assigned note.  For real estate loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal that was conducted within the then-preceding twelve months.  If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property prior to acquisition of the loan.

7.  Participation.  We participate in loans with other lenders, including affiliates as permitted by the NASAA Guidelines, by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above.  Typically, we participate in loans if:

•	We did not have sufficient funds to invest in an entire loan;

•	We are seeking to increase the diversification of our loan portfolio; or

•
A loan fits within our investment guidelines, however it would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our then existing portfolio.

Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with Statement of Financial Accounting Standards (“FAS”) 140 – Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS 140”).  The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM I and/or VRM II (collectively, the “Lead Lenders”).  In the event of borrower non- performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

An Investor may participate in certain loans with the Lead Lenders through participation agreements.  In the event of borrower non-performance, the participation agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid.

As of December 31, 2008, all of our loans were loans in which we participated with other lenders, most of whom are our affiliates.

8.  Diversification.  The NASAA Guidelines provide that we neither invest in or make real estate loans on any one property, which would exceed in the aggregate, an amount equal to 20% of our capital, nor may we invest in or make real estate loans to or from any one borrower, which would exceed, in the aggregate, an amount greater than 20% of our capital, provided we are fully funded.  As of December 31, 2008, our single largest loan accounted for approximately 12% of our members’ equity.  The loan yields interest at 12% per annum and as of December 31, 2008, our portion of the outstanding balance of the loan was approximately $1.5 million.  As of March 4, 2009, this loan was non-performing.  For additional information regarding the above non-performing loan see “Non-Performing Loans” in Note D – Investments In Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

As of December 31, 2008, we had loans with common guarantors.  For additional information regarding loans with common guarantors see Note C – Financial Instruments and Concentrations of Credit Risk of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

9.  Reserve Fund.  Although the NASAA Guidelines require reserves of not less than 1% of the offering proceeds, we have established contingency working capital reserves of approximately 3% of our capital to cover our unexpected cash needs.

10.  Credit Evaluations.  When reviewing a loan proposal, our manager determines whether a borrower has sufficient equity in the security property.  Our manager may also consider the income level and creditworthiness of a borrower to determine its ability to repay the real estate loan.

11.  Sale of Real Estate Loan Investments.  Our manager may sell our real estate loans or interest in our loans to either affiliates or non-affiliated parties when our manager believes that it is advantageous for us to do so.  However, we do not believe that the loans will be marketable or that a secondary market will develop for them.

Real Estate Loans to Affiliates

We will not invest in real estate loans made to our manager, Vestin Group or any of our affiliates.  However, we may acquire an investment in a real estate loan payable by our manager when our manager has assumed the obligations of the borrower under that loan, through a foreclosure on the property.

Investment of Loans from our manager and Its Affiliates

In addition to those loans our manager selects for us, we invest in loans that were originated by Vestin Originations or other parties as long as the loan(s) otherwise satisfies all of our lending criteria.  However, we will not acquire a loan from or sell a loan to a real estate program in which our manager or an affiliate has an interest except in compliance with NASAA Guidelines.

Types of Loans We Invest In

We primarily invest in loans that are secured by first or second trust deeds on real property.  Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial property and residential loans.  The following discussion sets forth certain guidelines our manager intends to follow in allocating our investments among the various types of loans.  Our manager, however, may change these guidelines at its discretion, subject to the terms of our Operating Agreement.  Actual investments will be determined by our manager pursuant to the terms of the management agreement, and the actual percentages invested among the various loan categories may vary from the guidelines below, due to, but not limited to, investment opportunities and subsequent sales and foreclosures.

Raw and Unimproved Land Loans

Generally, 15% to 25% of the loans invested in by us may be loans made for the purchase or development of raw, unimproved land.  Generally, we determine whether to invest in these loans based upon the appraised value of the property and the borrower’s actual capital investment in the property.  We will generally invest in loans for up to 60% of the initial as-if developed appraised value of the property and we generally require that the borrower has invested in the property actual capital expenditures of at least 25% of the property’s value.  As-if developed values on raw and unimproved land loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser, upon which development is dependent on availability of financing.  As of December 31, 2008, approximately 29% of our loans were in this category.

Acquisition and Development Loans

Generally, 10% to 25% of the loans invested in by us may be acquisition and development loans.  Such loans enable borrowers to acquire and/or complete the basic infrastructure and development of their property prior to the construction of buildings or structures.  Such development may include installing utilities, sewers, water pipes, and/or streets, together with the costs associated with obtaining entitlements, including zoning, mapping and other required governmental approvals.  We will generally invest in loans with an initial face value of up to 60% of the appraised value of the property.  Loan-to-value ratios on acquisition and development loans are calculated using as-if developed appraisals.  Such appraisals have the same valuation limitations as raw and unimproved land loans, described above.  As of December 31, 2008, none of our loans were in this category.

Construction Loans

Generally, 10% to 70% of our loans may be construction loans.  Such loans provide funds for the construction of one or more structures on developed land.  Funds under this type of loan will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs.  We will typically require material and labor lien releases by the borrower per completed phase of the project.  We will review the appraisal of the value of the property and proposed improvements, and will generally finance up to 75% of the initial appraised value of the property and proposed improvements.  Such appraisals have the same valuation limitations as raw and unimproved land loans, described above.  As of December 31, 2008, approximately 12% of our loans were in this category.

Commercial Property Loans

Generally, 20% to 50% of the loans we invest in may be commercial property loans.  Such loans provide funds to allow borrowers to acquire income-producing property or to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing.  Generally, we review the initial property appraisal and generally invest in loans for up to 75% of such appraised value of the property.  As of December 31, 2008, approximately 59% of our loans were in this category.

Residential Loans

A small percentage of the loans invested in by us may be residential loans.  Such loans facilitate the purchase or refinance of one to four family residential property units provided the borrower uses one of the units on the property as such borrower’s principal residence.  We will generally invest in loans for up to 75% of the initial value of the property.  As of December 31, 2008, none of our loans were in this category.

Collateral

Each loan is secured by a lien on either a fee simple or leasehold interest in real property as evidenced by a first deed of trust or a second deed of trust.

First Deed of Trust

Most of our loans are secured by first deeds of trust.  Thus as a lender, we will have rights as a first priority lender of the collateralized property.  As of December 31, 2008, approximately 93% of our loans were secured by first deeds of trust.

Second Deed of Trust

Up to 10% of our loans may be secured by second deeds of trust.  In a second priority loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first priority lender.  In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first priority lender, but the aggregate indebtedness evidenced by the loan documentation will be the first priority loan plus the new funds the lender invests.  The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives.  As of December 31, 2008, approximately 7% of our loans were secured by second deeds of trust.  While such loans, when funded, constituted less then 10% or our loans, a future decrease in the value of loans secured by first deeds of trust, due to sales and foreclosures, may increase the percentage of our portfolio secured by second deeds of trust to more than 10%.

Prepayment Penalties and Exit Fees

Generally, the loans we invest in will not contain prepayment penalties but may contain exit fees payable when the loan is paid in full, by the borrower, to Vestin Originations or its affiliates as part of their compensation.  If interest rates decline, the amount we can charge as interest on our loans will also likely decline.  Moreover, if a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in real estate loans earning that higher rate of interest.  In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss.  As of December 31, 2008, none of our loans had a prepayment penalty, although 13 of our loans, totaling approximately $8.0 million, had an exit fee.  Out of the 13 loans with an exit fee, 5 loans, totaling approximately $5.4 million, were considered non-performing as of December 31, 2008.  However, depending upon the amount by which interest rates decline, the amount of the exit fees is generally not significant in relation to the potential savings borrowers may realize as a result of prepaying their loans.

Extensions to Term of Loan

Our original loan agreements generally permit extensions to the term of the loan by mutual consent.  Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing.  However, our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan.  In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and principal.  As of December 31, 2008, our manager had granted extensions on 13 loans, totaling approximately $134.0 million, of which our portion was approximately $10.8 million.  Subsequent to their extension, 8 of the 13 loans have become non-performing.  The loans, which became non-performing after their extension, had a total principal amount at December 31, 2008 of approximately $98.0 million, of which our portion is approximately $8.7 million.

Interest Reserves

We may invest in loans that include a commitment for an interest reserve, which is usually established at loan closing.  The interest reserve may be advanced by us or other lenders with the amount of the borrower’s indebtedness increased by the amount of such advances.  At December 31, 2008, we had approximately $1.1 million in investments in real estate loans that had interest reserves where the total outstanding principal due to our co-lenders and us was approximately $24.0 million.  These loans had interest reserves of approximately $1.5 million, of which our portion was $35,000.

Balloon Payment

As of December 31, 2008, all of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.  There are no specific criteria used in evaluating the credit quality of borrowers for real estate loans requiring balloon payments.  Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due.  As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due.  To the extent that a borrower has an obligation to pay real estate loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash.  As a result, these loans can involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.

Repayment of Loans on Sale of Properties

We may require a borrower to repay a real estate loan upon the sale of the property rather than allow the buyer to assume the existing loan.  We will require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives.  We will either invest our net proceeds from any capital transaction in new real estate loans, hold the net proceeds as cash or distribute them to our members.  These net proceeds will also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension.  Our Operating Agreement provides that whether we choose to distribute the proceeds or reinvest them, members will be deemed to have received a distribution of capital and re-contributed the same amount to us.  Capital transactions include payments of principal, foreclosures, and prepayments of real estate loans, to the extent classified as a return of capital under the Internal Revenue Code, and any other disposition of a real estate loan or property.

Variable Rate Loans

Occasionally we may acquire variable rate loans.  Variable rate loans originated by Vestin Originations may use as indices the one and five year Treasury Constant Maturity Index, the Prime Rate Index and the Monthly Weighted Average Cost of Funds Index for Eleventh District Savings Institutions (Federal Home Loan Bank Board).  As of December 31, 2008, all of the loans in our real estate loan portfolio were fixed rate loans, with the exception of one loan with a variable interest rate, totaling approximately $1.2 million.  This loan was non-performing as of December 31, 2008, see Peoria 180, LLC under “Non-Performing Loans” in Note D – Investments in Real Estate Loans in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K for more information.

It is possible that the interest rate index used in a variable rate loan will rise (or fall) more slowly than the interest rate of other loan investments available to us.  Our manager and Vestin Originations attempt to minimize this interest rate differential by tying variable rate loans to indices that are sensitive to fluctuations in market rates.  Additionally, most variable rate loans originated by Vestin Originations contain provisions under which the interest rate cannot fall below the initial rate.

Variable rate loans generally have interest rate caps.  For these loans, there is the risk that the market rate may exceed the interest cap rate.

Borrowing

We may incur indebtedness to:

•	Finance our investments in real estate loans;

•	Prevent a default under real estate loans that are senior to our real estate loans;

•	Discharge senior real estate loans if this becomes necessary to protect our investment in real estate loans; or

•	Operate or develop a property that we acquired under a defaulted loan.

Our indebtedness should not exceed 70% of the fair market value of our real estate loans.  This indebtedness may be with recourse to our assets.

In addition, we may enter into structured arrangements with other lenders in order to provide them with a senior position in real estate loans that we might jointly fund.  For example, we might establish a wholly owned special purpose corporation that would borrow funds from an institutional lender under an arrangement where the resulting real estate loans would be assigned to a trust, and the trust would issue a senior certificate to the institutional lender and a junior certificate to the special purpose corporation.  This would assure the institutional lender of repayment in full prior to our receipt of any repayment on the jointly funded real estate loans.

No Trust or Investment Company Activities

We have not qualified as a real estate investment trust under the Internal Revenue Code, and therefore we are not subject to the restrictions on its activities that are imposed on real estate investment trusts.  We conduct our business so that we are not an “investment company” within the meaning of the Investment Company Act of 1940.  We also intend to conduct our business so that we are not to be deemed a “dealer” in real estate loans for federal income tax purposes.

Various Other Policies and Procedures

Without approval of a majority of the members, we will not:

•	Issue securities senior to the units or issue any units or other securities for other than cash;

•	Invest in the securities of other issuers for the purpose of exercising control, except when exercising our rights as a secured lender;

•	Underwrite securities of other issuers;

•	Discontinue providing our members with the reports described in our prospectus;

•	Offer securities in exchange for property; or

•	Change the nature of our business or our investment policies.

Competition

Generally, real estate developers depend upon the timely completion of a project to obtain a competitive advantage when selling their properties.  We have sought to attract real estate developers by offering expedited loan processing, which generally provides quick loan approval and funding of a loan.  As a result, we have established a market niche as a non-conventional real estate lender.

We consider our direct competitors to be the providers of real estate loans who offer short-term, equity-based loans on an expedited basis for higher fees and rates than those charged by other financial institutional lenders such as commercial banks, insurance companies, mortgage brokers and pension funds.  Many of the companies against which we compete have substantially greater financial, technical and other resources than either our company or our manager.  Competition in our market niche depends upon a number of factors, including price and interest rates of the loan, speed of loan processing, cost of capital, reliability, quality of service and support services.

Regulation

We are managed by Vestin Mortgage pursuant to the terms and conditions of our Operating Agreement.  Vestin Originations, an affiliate of Vestin Mortgage, operates as a mortgage broker and is subject to extensive regulation by federal, state and local laws and governmental authorities.  Vestin Originations conducts its real estate loan business under a license issued by the State of Nevada Mortgage Lending Division.  Under applicable Nevada law, the division has broad discretionary authority over Vestin Originations’ activities, including the authority to conduct periodic regulatory audits of all aspects of Vestin Originations’ operations.

We, our manager and Vestin Originations are also subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit.  We are also subject to various other federal and state securities laws regulating our activities.  In addition, our manager is subject to the Employee Retirement Income Security Act of 1974.

The NASAA Guidelines have been adopted by various state agencies charged with protecting the interest of the investors.  Administrative fees, loan fees, and other compensation paid to our manager and its affiliates would be generally limited by the NASAA Guidelines.  These guidelines also include certain investment procedures and criteria, which are required for new loan investments.

Because our business is regulated, the laws, rules and regulations applicable to us are subject to regular modification and change.  There can be no assurance that laws, rules or regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict our ability to broker or service loans, further limit or restrict the amount of commissions, interest and other charges earned on loans brokered by us, Vestin Originations, our manager, or otherwise adversely affect our business or prospects.

Policies on Limitation on Investments

We will not invest in other limited partnerships except as permitted under our Operating Agreement and the NASAA Guidelines.  We will not invest in limited partnership interests of any other limited partnership of which our manager serves as a managing or general partner unless our manager does not receive duplicate fees or compensation beyond what is permissible by the NASAA Guidelines.

We will not engage in the following:

•	Issue senior securities;

•	Acquire property for membership interests;

•	Issue any units after termination of this Offering, except for the reinvestment plan offered to our members, or issue units in exchange for property;

•	Underwrite securities of other issuers;

•	Make loans to our manager or its affiliates.

We do not intend to become an investment company under the Investment Company Act of 1940.  We will only repurchase our securities in response to a request for redemption pursuant to our Operating Agreement.

Employees

We have no employees.  Our manager, Vestin Originations and their parent company, Vestin Group, Inc., have provided and will continue to provide all of the employees necessary for our operations.  As of December 31, 2008, those entities had a total of 21 full-time and no part-time employees.  Except as hereinafter noted, all employees are at-will employees and none are covered by collective bargaining agreements.  John Alderfer, our former CFO, is a party to an employment, non-competition, confidentiality and consulting contract with Vestin Group, Inc., the parent company of our manager, through December 31, 2016.

Available Information

Our Internet website address is http://www.vestinmortgage.com/Products/Product_FundIII.aspx.  We make available free of charge through http://www.vestinmortgage.com/Products/Product_FundIII.aspx our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practical after such material is electronically filed with or furnished, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, to the United States Securities and Exchange Commission (“SEC”).  Further, a copy of this annual report on Form 10-K is located at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Information on the operations of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.  The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.  Information contained on our website does not constitute a part of this Report on Form 10-K.

ITEM 1A.	RISK FACTORS

In considering our future performance and any forward-looking statements made in this report, the material risks described below should be considered carefully.  These factors should be considered in conjunction with the other information included elsewhere in this report.

RISKS RELATED TO OUR BUSINESS

Defaults on our real estate loans will decrease our revenues and members’ distributions.  Current economic conditions increase the risk of defaults on our loans.

We are in the business of investing in real estate loans and, as such, we are subject to risk of defaults by borrowers.  Our performance will be directly impacted by any defaults on the loans in our portfolio.  As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the rate of default on our loans could be higher than those generally experienced in the real estate lending industry.  Any sustained period of increased defaults could adversely affect our business, financial condition, liquidity and the results of our operations.

As of December 31, 2008, our non-performing assets were approximately $8.2 million, representing approximately 67% of our members’ equity.  Non-performing assets included approximately $5.5 million in non-performing loans, net of allowance for non-performing loan losses of approximately $4.8 million, and approximately $2.7 million of real estate held for sale.  We believe that the level of non-performing assets is largely attributable to difficulties in the real estate and credit markets.  At this time, we are not able to predict how long such difficult economic conditions will continue.

As of December 31, 2008 and 2007, we had approximately $5.4 million and $1.0 million in allowances for loan losses, respectively, resulting in net weighted average loan-to-value ratios of 96.60% and 72.70%, respectively.  Not including allowance for loan losses, our weighted average loan-to-value ratio, as of December 31, 2008 and 2007, was 212.43%, and 78.27%, respectively, primarily as a result of declining real estate values that have eroded the market value of our collateral.  As a result, we may not be able to recover the full amount of our loans if the borrower defaults.  Moreover, any failure of a borrower to pay interest on loans will reduce our revenues, the distributions we pay to members and, most likely, the value of our units.  Similarly, any failure of a borrower to repay loans when due may reduce the capital we have available to make new loans, thereby adversely affecting our operating results.

The current recession and constraints in the credit markets are adversely affecting our operating results and financial condition.

The risks associated with our business are more acute during periods of economic slowdown or recession because these periods can be accompanied by illiquid credit markets and declining real estate values.  During the year ended December 31, 2008, we conducted updated appraisals on all the properties securing our loans, which negatively impacted our weighted average loan to value ratio.  Based on these updated appraisals and our manager’s analysis, we recognized in 2008 approximately $5.9 million in provisions for loan losses.  As a commercial real estate lender willing to invest in riskier loans, rates of delinquencies, foreclosures and losses on our loans could be higher than those generally experienced in the commercial mortgage lending industry during periods of economic slowdown or recession.  Problems in the sub-prime residential mortgage market have adversely affected the general economy and the availability of funds for commercial real estate developers.  We believe this lack of available funds has led to an increase in defaults on our loans.  Furthermore, problems experienced in U.S. credit markets since the summer of 2007 have reduced the availability of credit for many prospective borrowers.  These problems have made it more difficult for our borrowers to obtain the anticipated re-financing necessary in many cases to pay back our loans.  Thus, an extended period of illiquidity in the credit markets has resulted in a material increase in the number of our loans that are not paid back on time.  Any sustained period of increased delinquencies, defaults or foreclosures will have an adverse affect upon our ability to originate, purchase and securitize loans, which could significantly harm our business, financial condition, liquidity and results of operations.

Our underwriting standards and procedures are more lenient than many institutional lenders, which may result in a higher level of non-performing assets and less amounts available for distribution.

There may be a greater risk of default by our borrowers, which may impair our ability to make timely distributions and which may reduce the amount we have available to distribute.  Our underwriting standards and procedures are more lenient than many institutional lenders in that we will invest in loans to borrowers who may not be required to meet the credit standards of other financial institutional real estate lenders.  This may lead to an increase in non-performing assets in our loan portfolio and create additional risks of return.  We approve real estate loans more quickly than other lenders.  We rely heavily on third-party reports and information such as appraisals and environmental reports.  Because of our accelerated due diligence process, we may accept documentation that was not specifically prepared for us or commissioned by us.  This creates a greater risk of the information contained therein being out of date or incorrect.  Generally, we will not spend more than 20 days assessing the character and credit history of our borrowers.  Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the security.

We depend upon our real estate security to secure our real estate loans, and we may suffer a loss if the value of the underlying property declines.  We are currently experiencing a trend of declining real estate values which increases the risk that our collateral will prove insufficient to protect our loans.

We depend upon our real estate security to protect us on the loans that we make.  We depend upon the skill of independent appraisers to value the security underlying our loans.  However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events.  Our appraisals are generally dated within 12 months of the date of loan origination and may have been commissioned by the borrower.  Therefore, the appraisals may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals.  During the past 12 months, there has been a significant decline in real estate values in many of the markets where we operate, resulting in a decline in the estimated value of the real estate securing our loans.

In addition, most of the appraisals are prepared on an as-if developed basis, which approximates the post-construction value of the collateralized property assuming such property is developed.  As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and successful development by the purchaser upon which development is dependent on availability of financing.  As most of the appraisals will be prepared on an as-if developed basis, if the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value.  As a result, there may be less security than anticipated at the time the loan was originally made.  If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute.

As a result of our small size, we are not able to build a diversified loan portfolio, thereby increasing our risk that defaults on one or more loans could have a material adverse effect upon our operating results.

We are limited in the number of real estate loans in which we may invest and the value of members’ investment will fluctuate with the performance of the specific investments we make.  As of December 31, 2008, we had approximately $12.3 million in members’ equity and $7.9 million in outstanding loans, net of allowance of approximately $5.4 million, and we currently are not raising additional funds through the sale of units.  Accordingly, we are a relatively small fund and will make a limited number of investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make as compared with larger funds.  As a result, our performance will be closely tied to the performance of each loan we invest in and a default on a loan could materially reduce the funds available for distribution.  Our profitability may be affected by the performance of any one of our investments and members’ investment in our units will be subject to greater risk.  For additional information about concentrations of credit risk, see Note C – Financial Instruments and Concentrations of Credit Risk of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

We typically make “balloon payment” loans, which are riskier than loans with payments of principal over an extended period of time.

The loans we invest in or purchase generally require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan.  A balloon payment is a large principal balance that is payable after a period of time during which the borrower has repaid none or only a small portion of the principal balance.  As of December 31, 2008, all of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.  Loans with balloon payments are riskier than loans with payments of principal over an extended time period such as 15 or 30 years because the borrower’s repayment depends on its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash when the loan comes due.  The borrower’s ability to achieve a successful sale or refinancing of the property may be adversely impacted by deteriorating economic conditions or illiquidity in the credit markets.  There are no specific criteria used in evaluating the credit quality of borrowers for loans requiring balloon payments.  Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due.  As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due.

Our loans are not guaranteed by any governmental agency.

Our loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency.  Consequently, our recourse, if there is a default, may be to foreclose upon the real property securing a loan and/or pursuing the borrower’s guarantee of the principal.  The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting in a decrease of the amount available to distribute.

Our real estate loans may not be marketable, and we expect no secondary market to develop.

We do not expect our real estate loans to be marketable, and we do not expect a secondary market to develop for them.  As a result, we will generally bear all the risk of our investment until the loans mature.  This will limit our ability to hedge our risk in changing real estate markets and may result in reduced returns to our members.

Any borrowing by us will increase members risk and may reduce the amount we have available to distribute.

We may borrow funds to expand our capacity to invest in real estate loans.  We may borrow up to 70% of the fair market value of our outstanding real estate loans at any time.  Any such borrowings will require us to carefully manage our cost of funds.  No assurance can be given that we will be successful in this effort.  Should we be unable to repay the indebtedness and make the interest payments on the loans, the lender will likely declare us in default and require that we repay all amounts owing under the loan facility.  Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and the distributions members receive.

We may borrow funds from several sources, and the terms of any indebtedness we incur may vary.  However, some lenders may require as a condition of making a loan to us that the lender will receive a priority on loan repayments received by us.  As a result, if we do not collect 100% on our investments, the first dollars may go to our lenders and we may incur a loss that will result in a decrease of the amount available for distribution.  In addition, we may enter into securitization arrangements in order to raise additional funds.  Such arrangements could increase our leverage and adversely affect our cash flow and our ability to make distributions.

We may have difficulty protecting our rights as a secured lender.

We believe that our loan documents will enable us to enforce our commercial arrangements with borrowers.  However, the rights of borrowers and other secured lenders may limit our practical realization of those benefits.  For example:

•
Judicial foreclosure is subject to the delays of protracted litigation.  Although we expect non-judicial foreclosure to be quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing on it;

•	The borrower’s right of redemption during foreclosure proceedings can deter the sale of our collateral and can for practical purposes require us to manage the property;

•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights;

•	The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral;

•	Required licensing and regulatory approvals may complicate our ability to foreclose or to sell a foreclosed property where our collateral includes an operating business;

•	We may not be able to pursue deficiency judgments after we foreclose on collateral; and

•	State and federal bankruptcy laws can prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings.

By becoming the owner of property, we may incur additional obligations, which may reduce the amount of funds available for distribution.

We intend to own real property only if we foreclose on a defaulted loan and purchase the property at the foreclosure sale.  Acquiring a property at a foreclosure sale may involve significant costs.  If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property.  We may incur substantial legal fees and court costs in acquiring a property through contested foreclosure and/or bankruptcy proceedings.  In addition, significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made on any property we own regardless of whether the property is producing any income.  See Note F – Real Estate Held for Sale in the notes to the financial statement under Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K.

Under applicable environmental laws, any owner of real property may be fully liable for the costs involved in cleaning up any contamination by materials hazardous to the environment.  Even though we might be entitled to indemnification from the person that caused the contamination, there is no assurance that the responsible person would be able to indemnify us to the full extent of our liability.  Furthermore, we would still have court and administrative expenses for which we may not be entitled to indemnification.

Our results are subject to fluctuations in interest rates and other economic conditions.

Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets.  If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property.  However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive.  Alternatively, if the economy enters a recession, real estate development may slow.  A slowdown in real estate lending may mean we will have fewer loans to acquire, thus reducing our revenues and distributions to our members.  As a result of the current economic recession, our revenues and distributions have been reduced.

Interest rate fluctuations may affect our operating results as follows:

•
If interest rates rise, borrowers under loans with monthly or quarterly principal payments may be compelled to extend their loans to decrease the principal paid with each payment because the interest component has increased.  If this happens, we are likely to be at a greater risk of the borrower defaulting on the extended loan, and the increase in the interest rate on our loan may not be adequate compensation for the increased risk.  Additionally, any fees paid to extend the loan are paid to Vestin Originations or our manager, not to us.  Our revenues and distributions will decline if we are unable to reinvest at higher rates or if an increasing number of borrowers default on their loans; and

•
If interest rates decline, the amount we can charge as interest on our loans will also likely decline.  Moreover, if a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in real estate loans earning that higher rate of interest.  In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss.  As of December 31, 2008, none of our loans had a prepayment penalty, although 13 of our loans, totaling approximately $8.0 million, had an exit fee.  Out of the 13 loans with an exit fee, 5 loans, totaling approximately $5.4 million, were considered non-performing as of December 31, 2008.  However, depending upon the amount by which interest rates decline, the amount of the exit fees is generally not significant in relation to the potential savings borrowers may realize as a result of prepaying their loans.

Investments in second deeds of trust and wraparound loans are subject to the rights of the first deed of trust.

We may also invest up to 10% of our total real estate loan assets in second deeds of trust and, in rare instances, wraparound, or all-inclusive, real estate loans.  In a second deed of trust, our rights as a lender, including our rights to receive payment on foreclosure, will be subject to the rights of the first deed of trust.  In a wraparound real estate loan, our rights will be similarly subject to the rights of a first deed of trust, but the aggregate indebtedness evidenced by our loan documentation will be the first deed of trust plus the new funds we invest.  We would receive all payments from the borrower and forward to the senior lender its portion of the payments we receive.  Because both of these types of loans are subject to the first deed of trust’s right to payment on foreclosure, we incur a greater risk when we invest in each of these types of loans.  As of December 31, 2008, approximately 7% of our loans were secured by second deeds of trust.  Subsequent decreases in the value of loans secured by first deeds of trust, due to sales and foreclosures, may result in an increase in the percentage of our portfolio secured by second deeds of trust.

Investment in large loans may reduce our ability to diversify our loan portfolio.

We will generally invest in loans that constitute an amount equal to less than 5% of our total capital.  However, we may invest in a larger loan depending on such factors as the performance of the Fund and the value of the collateral.  These larger loans have greater risk because they may reduce our ability to diversify our loan portfolio.  As of December 31, 2008, our largest loan, which was considered non-performing, comprised approximately 11.4% of our total loan portfolio.

Our loan portfolio may exhibit greater risk if it is not diversified geographically.

As of December 31, 2008, our loans were in the following states: Arizona, California, Nevada, Oklahoma, Oregon and Texas, with approximately 40% of our loans in Nevada.  Our manager has limited experience outside of the Western and Southwestern United States.  Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state.

Our lending operations are subject to certain regulatory requirements.

As a company investing in real estate loans and having raised funds through a public offering, we are subject to the NASAA Guidelines promulgated by the state securities administrators.  The NASAA Guidelines govern, among other things, our debt to equity ratio and the diversity and composition of our investments.  For example, the NASAA Guidelines provide that we may not invest in or make real estate loans to or from any one borrower that would exceed, in the aggregate, an amount greater than 20% of the capital contributions that we have raised.  Additionally, the NASAA Guidelines require reserves of not less than 1% of the offering proceeds.  The NASAA Guidelines are intended to protect the interests of investors.  However, our flexibility in making business decisions may be limited by our obligation to comply with the NASAA Guidelines.

We may have a lack of control over participations.

We will consider investing in or purchasing loans jointly with other lenders and purchasers, some of whom might be affiliates of Vestin Mortgage.  We will initially have, and will maintain a controlling interest as lead lender in participations with non-affiliates.  Although it is not our intention to lose control, there is a risk that we will be unable to remain as the lead lender in the loans in which we participate in the future.  In the event of participation with a publicly registered affiliate, the investment objectives of the participants shall be substantially identical.  There shall be no duplicate fees.  The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions.

Each participant shall have a right of first refusal to buy the other's interest if the co-participant decides to sell its interest.  We will not participate in joint ventures or partnerships with affiliates that are not publicly registered except as permitted in the NASAA Guidelines.  If our co-participant affiliate determines to sell its interest in the loan, there is no guarantee that we will have the resources to purchase such interest and we will have no control over a sale to a third party purchaser.

MANAGEMENT AND CONFLICTS OF INTEREST RISKS

We rely on our manager to manage our day-to-day operations and select our loans for investment.

Our ability to achieve our investment objectives and to make distributions depends upon our manager’s and its affiliate’s performance in obtaining, processing, making and brokering loans for us to invest in and determining the financing arrangements for borrowers.  Members have no opportunity to evaluate the financial information or creditworthiness of borrowers, the terms of mortgages, the real property that is our collateral or other economic or financial data concerning our loans.  Our manager’s duties to our members are generally governed by the terms of our Operating Agreement, rather than by common law principles of fiduciary duty.  Moreover, our manager is not required to devote its employees’ full time to our business and may devote time to business interests competitive to our business.

Our manager’s lack of experience with certain real estate markets could impact its ability to make prudent investments on our behalf.

As of December 31, 2008, our loans were in the following states: Arizona, California, Nevada, Oklahoma, Oregon and Texas.  Depending on the market and on our company’s performance, we may expand our investments throughout the United States.  However, our manager has limited experience outside of the Western and Southwestern United States.  Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state.  Our manager’s limited experience in most U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf.  Accordingly, where our manager deems it necessary, it plans to utilize independent real estate advisors and local legal counsel located in markets where it lacks experience for consultation prior to making investment decisions.  Members will not have an opportunity to evaluate the qualifications of such advisors and no assurance can be given that they will render prudent advice to our manager.

Our success depends on key personnel of our manager, the loss of whom could adversely affect our operating results, and on our manager’s ability to attract and retain qualified personnel.

Our success depends in part upon the continued contributions of certain key personnel of our manager, including; Michael V. Shustek (Chief Executive Officer and President), Rocio Revollo (Chief Financial Officer) and Daniel B. Stubbs (Senior Vice President, Underwriting) some of whom would be difficult to replace because of their extensive experience in the field, extensive market contacts and familiarity with our company.  If any of these individuals were to cease their employment with our manager, our operating results could suffer.  None of the key personnel of our manager is subject to an employment, non-competition or confidentiality agreement with our manager, or us and we do not maintain “key man” life insurance policies on any of them.  Our future success also depends in large part upon our manager’s ability to hire and retain additional highly skilled managerial, operational and marketing personnel.  Our manager may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans and who also have contacts in the relevant markets.  Competition for personnel is intense, and we cannot be assured that we will be successful in attracting and retaining skilled personnel.  If our manager were unable to attract and retain key personnel, the ability of our manager to make prudent investment decisions on our behalf may be impaired.

Any indemnification of our manager by us will decrease the amount available for distribution.  Pursuant to our Operating Agreement, we may be required to indemnify our manager or any of its affiliates, agents, or attorneys from any action, claim or liability arising from any act or omission made in good faith and in performance of its duties under the Operating Agreement.  The availability of such indemnification may reduce the amount of funds we have available for distribution.  We do not have an independent board of directors to review and approve any proposed indemnification of our manager pursuant to the Operating Agreement.

Vestin Mortgage serves as our manager pursuant to our Operating Agreement.  It may be difficult to terminate Vestin Mortgage and our Operating Agreement does not reflect arm’s length negotiations.

Pursuant to the terms of our Operating Agreement, Vestin Mortgage acts as our manager.  The term of the Operating Agreement is for the duration of our existence.  Vestin Mortgage may only be terminated as manager upon the affirmative vote of a majority of members entitled to vote on the matter.  Consequently, it may be difficult to replace our manager in the event that our performance does not meet expectations or for other reasons.  The Operating Agreement was negotiated by related parties and may not reflect terms as favorable as those subject to arm’s length bargaining.

Our manager will face conflicts of interest concerning the allocation of its personnel’s time.

Our manager is also the manager of VRM I, VRM II and inVestin, companies with investment objectives similar to ours.  Our manager and Mr. Shustek, who indirectly owns 100% of our manager, anticipate that they may also sponsor other real estate programs having investment objectives similar to ours.  As a result, our manager and Mr. Shustek may have conflicts of interest in allocating their time and resources between our business and other activities.  During times of intense activity in other programs and ventures, our manager and its key people will likely devote less time and resources to our business than they ordinarily would.  Our Operating Agreement does not specify a minimum amount of time and attention that our manager and its key people are required to devote to our company.  Thus, our manager may not spend sufficient time managing our operations, which could result in our not meeting our investment objectives.

Our manager and its affiliates will face conflicts of interest arising from our fee structure.

Vestin Originations, an affiliate of our manager, will receive substantial fees from borrowers for transactions involving real estate loans.  Many of these fees are paid on an up-front basis.  In some cases, Vestin Originations or our manager may be entitled to additional fees for loan extensions or modifications and loan assumptions, reconveyances, and exit fees.  These and other fees are quantified and described in greater detail in our Operating Agreement under “Compensation to Vestin Mortgage and Affiliates” in our Third Amended and Restated Operating Agreement.  Vestin Originations’ compensation is based on the volume and size of the real estate loans selected for us, regardless of their performance, which could create an incentive to make or extend riskier loans.  Our interests may diverge from those of our manager, Vestin Originations and Mr. Shustek to the extent that Vestin Originations benefits from up-front fees that are not shared with us.

Vestin Originations will be receiving fees from borrowers that would otherwise increase our returns.  Because Vestin Originations receives all of these fees, our interests will diverge from those of our manager, Vestin Originations and Mr. Shustek when our manager decides whether we should charge the borrower higher interest rates or our manager’ affiliates should receive higher fees from borrowers.

We paid our manager $56,000 for unpaid fees owed to our manager from our borrowers.  These unpaid fees became due and payable on demand from us.  Vestin Mortgage and Vestin Originations received a total of approximately $4.1 million and $5.2 million, respectively, in fees directly from borrowers for the year ended December 31, 2008.  The amounts received from borrowers represent fees earned by Vestin Mortgage and Vestin Originations for loans originated for all funds managed by Vestin Mortgage, including us, VRM I, VRM II and inVestin.  Our assets represented approximately 5% of the assets managed by Vestin Mortgage as of December 31, 2008.

Our manager will face conflicts of interest relating to other investments in real estate loans.

We expect to invest in real estate loans when one or more other companies managed by our manager are also investing in real estate loans.  There is a risk that our manager may select for us a real estate loan investment that provides lower returns than a real estate loan investment purchased by another program or entity managed by our manager.  Our manager also serves as the manager for VRM I, VRM II and inVestin, which have similar investment objectives as our company.  There are no restrictions or guidelines on how our manager will determine which loans are appropriate for us and which are appropriate for VRM I, VRM II, inVestin or another company that our manager manages.  Moreover, our manager has no obligation to provide us with any particular opportunities or even a pro rata share of opportunities afforded to other companies it manages.

We might incur losses if our manager’s parent defaults on a lease obligation, thereby triggering certain obligations under an outstanding letter of credit.

Vestin Group, the parent of our manager, was previously our tenant in building we owned in Las Vegas, Nevada.  In connection with the sale of such building, we arranged for a $985,000 letter of credit in favor of the purchaser of the building (the “Purchaser”), which may be drawn upon by the Purchaser should Vestin Group default on its lease obligations.  Vestin Group is currently engaged in a dispute with the Purchaser and has not paid certain amounts allegedly due under its lease totaling approximately $0.3 million, as of March 1, 2009.  Vestin Group has provided us with a written agreement to fully indemnify and hold us harmless in the event that the Purchaser draws upon the letter of credit and we incur an obligation to reimburse the bank which issued the letter of credit.  Nonetheless, a continuation of the dispute between Vestin Group and the Purchaser could result in our suffering losses which may not be immediately or fully reimbursed.

INVESTMENT RISKS

Units lack liquidity and marketability.

There is no public trading market for units, and members cannot freely sell or transfer units or use them as collateral for a loan.  Currently, we do not intend to list the units on any national exchange or on Nasdaq.  Our Operating Agreement restricts the transfer of units so that we may avoid being classified as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code.  If we were classified as a publicly traded partnership taxable as a corporation, the taxable income derived from our operations would be subject to the double tax system applicable to corporations and shareholders for federal income tax purposes (i.e., the taxable income would be subject to tax at the entity level at regular corporate tax rates and members would be subject to tax at distribution or capital gain rates on our share of our taxable income to the extent we distribute).  As a result of this entity level tax, cash available for distribution to unit holders would be significantly reduced which in turn would result in a significant reduction in the value of members’ units.  In order to attempt to avoid these adverse income tax consequences, members may not sell or assign their units and will not be entitled to have their units redeemed without the consent of our manager.  Our manager will withhold its consent to any sale, assignment or redemption of units to the extent our manager believes such action is necessary to prohibit transfers that could cause us to be classified as a publicly traded partnership.  Further, the resale of units may be restricted by state securities laws.

Members have limited ability to have units redeemed.

Members have limited withdrawal rights.  Requests by members for withdrawal are honored in the order in which they are received by the manager.  The significant limitations on our members’ withdrawal rights are the following:

•	There is no reserve fund for redemptions.

•
Payments for withdrawn units are made only to the extent we have available cash from proceeds of repayments of principal on real estate loans and capital contributions; and the redemption would not impair the capital or operation of the Fund.  Accordingly, a significant amount of withdrawal requests may delay the payment of subsequent redemptions.

•
The total amount withdrawn by all members during any calendar year cannot exceed 10% of the amount of capital accounts of all the members with a yearly limit of $100,000 per member, subject to the manager’s discretion to allow a greater amount.

•	We will only redeem withdrawn units once a quarter, subject to limitations in our Operating Agreement.

Because a substantial portion of our loans are made on an “interest only” basis, we will not receive proceeds from the repayment of principal as frequently as we would with loans where the principal is repaid in periodic installments.  To help permit withdrawals, we will not refinance or invest in new loans using payments of loan principal by borrowers or new invested capital of members unless we have sufficient funds to cover permitted withdrawals.  For additional information regarding members redemptions, see Note E – Members’ Equity of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Our manager shares office facilities, in Las Vegas, Nevada, with its parent corporation, Vestin Group, in a building, which a company wholly owned by our CEO holds the majority interest and an unrelated third party holds the minority interest.  Our manager believes that this facility is adequate for their foreseeable office space needs.  We do not have any separate offices.

We previously owned an approximately 42,000 square foot office building in Las Vegas, Nevada, that was sold to an unrelated third party in November 2006.  This building is leased to our parent corporation Vestin Group and the lease agreement governing this property expires in August 2014.  We have restricted cash, which relates to a cash deposit held as collateral by a banking institution to support rent payments on this property.  The requirement for the deposit expires at the end of the lease on August 31, 2014.  See Management and Conflicts of Interest Risks included in Part I, Item 1A Risk Factors of this Report Form 10-K for a discussion of a pending dispute between Vestin Group and the building owner.

ITEM 3.	LEGAL PROCEEDINGS

Please refer to Note K - Legal Matters Involving The Manager and Note L - Legal Matters Involving The Company in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K for information regarding legal proceedings, which discussion is incorporated herein by reference.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

There is no established public trading market for the trading of units.

Holders

As of March 4, 2009, approximately 575 unit holders held 2,248,825 units of interest in the Company.

Distribution Policy

We generally distribute to unit holders on a monthly basis most of our Net Income Available for Distribution (as defined in our Operating Agreement).  Net Income Available for Distribution is based upon cash flow from operations, less certain reserves, and may exceed net income as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).  Our Operating Agreement also permits distributions of capital.  We made distributions of $689,000 during the year ended December 31, 2008, which are classified as distribution of capital.  On August 27, 2008, we suspended payment of distributions as a result of our current losses.

Recent Sales of Unregistered Securities

None.

Equity Compensation Plan Information

None.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Period	Total Number of Units Purchased (1)	Average Price Paid per Unit	Total Number of Units Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Units that May Yet be Purchased under the Plans or Programs
October 2008	--	--	None	None
November 2008	--	--	None	None
December 2008	--	--	None	None

(1)
Pursuant to our Operating Agreement, members may request to have their units redeemed.  However, in order to comply with our Operating Agreement and the Internal Revenue Code, we may redeem no more than 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year subject to our manager’s discretion.  Balances in Members’ capital accounts as of January 1, 2008 were approximately $26.3 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $2.6 million for calendar 2008.  These redemptions have been paid as of December 31, 2008.  For additional information regarding members redemptions, see Note E – Members’ Equity of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

ITEM 6.	SELECTED FINANCIAL DATA

	Balance at December 31,
Vestin Fund III, LLC	2008	2007	2006	2005	2004

Balance Sheet Data:

Investments in real estate loans (net of allowance)	$7,866,000	$20,825,000	$26,999,000	$22,964,000	$13,520,000
Cash, cash equivalents, certificates of deposits and marketable securities-related party	$1,844,000	$3,833,000	$1,650,000	$1,167,000	$6,286,000
Cash - restricted	$985,000	$985,000	$985,000	$--	$--
Real estate held for sale	$2,734,000	$546,000	$575,000	$--	$--
Investment in real property (net of depreciation)	$--	$--	$--	$9,591,000	$9,814,000
Assets under secured borrowing	$--	$--	$4,430,000	$527,000	$2,590,000
Deferred offering costs	--	$--	$--	$--	$926,000
Total assets	$13,447,000	$26,390,000	$34,925,000	$34,710,000	$33,374,000
Long term liabilities	$--	$--	$--	$4,830,000	$4,928,000
Total liabilities	$1,187,000	$1,111,000	$5,508,000	$5,551,000	$8,612,000
Members’ equity	$12,260,000	$25,279,000	$29,417,000	$29,159,000	$24,762,000

	For the Years Ended December 31,
	2008	2007	2006	2005	2004

Income Statement Data:

Revenues	$945,000	$2,502,000	$3,363,000	$3,583,000	$2,328,000
Operating expenses	6,385,000	1,323,000	1,277,000	1,294,000	990,000

Operating income (loss)	(5,440,000)	1,179,000	2,086,000	2,289,000	1,338,000
Non-operating income (loss)	(1,117,000)	239,000	132,000	33,000	32,000
Income (loss) from real estate held for sale	(3,456,000)	(93,000)	2,612,000	--	--

Net income (loss)	$(10,013,000)	$1,325,000	$4,830,000	$2,322,000	$1,370,000

Income (loss) from operations per weighted average membership units	$(2.33)	$0.46	$0.72	$0.81	$0.76
Net income (loss) per weighted average membership units	$(4.30)	$0.51	$1.67	$0.82	$0.78
Cash distributions per weighted average membership units	$0.30	$0.85	$0.88	$0.91	$0.77
Weighted average membership units	2,330,146	2,579,314	2,896,025	2,816,468	1,751,700

The information in this table should be read in conjunction with the accompanying audited financial statements and notes to the financial statements included elsewhere in this document.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for each of the three years ended December 31, 2008, 2007 and 2006.  This discussion should be read in conjunction with our financial statements and accompanying notes and other detailed information regarding us appearing elsewhere in this report on Form 10-K and our reports on Form 10-Q, Part I, Item 2 Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

FORWARD-LOOKING STATEMENTS

Certain statements in this report, including, without limitation, matters discussed under this Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” should be read in conjunction with the financial statements, related notes, and other detailed information included elsewhere in this report on Form 10-K.  We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical fact are forward-looking statements.  Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, which could cause actual results, performance or achievements to differ materially from future results, performance or achievements.  These forward-looking statements are based on our current beliefs, intentions and expectations.  These statements are not guarantees or indicative of future performance.  Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described in Part I Item 1A Risk Factors of this Annual Report on Form 10-K and in our other securities filings with the Securities and Exchange Commission (“SEC”).  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and involve inherent risks and uncertainties.  Our estimates of the value of collateral securing our loans may change, or the value of the underlying property could decline subsequent to the date of our evaluation.  As a result, such estimates are not guarantees of the future value of the collateral.  The forward-looking statements contained in this report are made only as of the date hereof.  We undertake no obligation to update or revise information contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

OVERVIEW

Our primary business objective is to generate income while preserving principal by investing in real estate loans.  We believe there is a significant market opportunity to make real estate loans to owners and developers of real property whose financing needs are not met by other real estate lenders.  The loan underwriting standards utilized by our manager and Vestin Originations are less strict than those used by many institutional real estate lenders.  In addition, one of our competitive advantages is our ability to approve loan applications more quickly than many institutional lenders.  As a result, in certain cases, we may make real estate loans that are riskier than real estate loans made by many institutional lenders such as commercial banks.  However, in return, we seek a higher interest rate and our manager takes steps to mitigate the lending risks such as imposing a lower loan-to-value ratio.  While we may assume more risk than many institutional real estate lenders, in return, we seek to generate higher yields from our real estate loans.

Our operating results are affected primarily by: (i) the amount of capital we have to invest in real estate loans, (ii) the level of real estate lending activity in the markets we service, (iii) our ability to identify and work with suitable borrowers, (iv) the interest rates we are able to charge on our loans and (v) the level of non-performing assets, foreclosures and related loan losses which we may experience.

Our recent operating results have been adversely affected by increases in allowances for loan losses and increases in non-performing assets.  This negative trend accelerated sharply during the year ended December 31, 2008.  We recognized a provision for loan losses of approximately $5.9 million for the year ended December 31, 2008.  Recognition of this provision was driven largely by the increase in non-performing assets, coupled with the deteriorating economic situation that has driven down real estate values and limited the availability of credit to our borrowers who had anticipated securing take-out financing to repay our loan.  As of December 31, 2008, we had nine loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).  These loans are currently carried on our books at a value of approximately $5.5 million, net of allowance for loan losses of approximately $4.8 million.  These loans have been placed on non-accrual of interest status and are the subject of pending foreclosure proceedings.

Non-performing assets, net of allowance for loan losses, totaled approximately $8.2 million or 61% of our total assets as of December 31, 2008, as compared to approximately $5.6 million or 21% of our total assets as of December 31, 2007.  At December 31, 2008, non-performing assets consisted of approximately $2.7 million of real estate held for sale and approximately $5.5 million of non-performing loans, net of allowance for loan losses.  None of the real estate held for sale as of December 31, 2008 was generating any income from rentals or other sources.  See Note F – Real Estate Held for Sale and Note D – Investments In Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K.

We believe that the significant increase in the level of our non-performing assets is a direct result of the deterioration of the economy and credit markets.  As the economy has weakened and credit has become more difficult to obtain, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted.  Our exposure to the negative developments in the credit markets and general economy has likely been increased by our business strategy, which entails more lenient underwriting standards and expedited loan approval procedures.  Moreover, declining real estate values in the principal markets in which we operate has in many cases eroded the current value of the security underlying our loans.

We expect that the weakness in the credit markets and the weakness in lending will continue to have an adverse impact upon our markets for the foreseeable future.  This may result in a further increase in defaults on our loans and we might be required to record additional reserves based on decreases in market values or we may be required to restructure loans.  This increase in loan defaults has materially harmed our operating results and led to the suspension of distributions to our members.  For additional information regarding our non-performing loan see “Non-Performing Loans” in Note D – Investments In Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

As of December 31, 2008, we had loans with common guarantors.  For additional information regarding loans with common guarantors see Note C – Financial Instruments and Concentrations of Credit Risk of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

As of March 4, 2009, one performing loan, totaling $0.2 million, subsequently became delinquent in interest payments.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  However, no assurance can be given at this time that full payment will be received on this newly delinquent loan.

As of December 31, 2008, our loan-to-value ratio was 96.60%, net of allowances for loan losses, on a weighted average basis generally using appraisals prepared on an “as-if developed basis” in connection with the loan origination.  Additional marked increases in loan defaults accompanied by a rapid decline in real estate values, as evidenced by updated appraisals generally prepared on an “as-is-basis,” will have a material adverse effect upon our financial condition and operating results.  The current loan-to-value ratio is primarily a result of declining real estate values, which have eroded the market value of our collateral.

As of December 31, 2008, we have provided a specific reserve allowance for seven non-performing loans and seven performing loans based on updated appraisals of the underlying collateral and our evaluation of the borrower for these loans, obtained by our manager.  For further information regarding allowance for loan losses, refer to Note D – Investments in Real Estate Loans in the notes to our financials statements in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K.

Our capital, subject to a 3% reserve, will constitute the bulk of the funds we have available for investment in real estate loans.  We do not have any arrangements in place to materially increase the funds we will have available to invest from any other sources.  See discussion under – “Capital and Liquidity.”

As of December 31, 2008, our loans were in the following states: Arizona, California, Nevada, Oklahoma, Oregon and Texas.

Our manager is currently considering a proposal for submission to our members that would seek approval to conduct an orderly liquidation of our operations.  If our manager proceeds with such proposal, a special meeting will be scheduled and proxy materials describing the proposed liquidation plan and the reasons therefore will be disseminated to all holders of record of our limited liability company units.

SUMMARY OF FINANCIAL RESULTS

The Year Ended December 31, 2008 Compared To the Year Ended December 31, 2007

Total Revenues:  For the year ended December 31, 2008, total revenues were approximately $0.9 million compared to approximately $2.5 million during the year ended December 31, 2007, a decrease of approximately $1.6 million or 62%.  Revenues were primarily affected by the following factor:

•
Interest income from investments in real estate loans decreased to approximately $0.9 million during the year ended December 31, 2008, compared to approximately $2.5 million during the same period in 2007, primarily due to the increase in non-performing loans during the year ended December 31, 2008, referred to above.  Our revenue is also dependent upon the balance of our investment in real estate loans and the interest earned on these loans.  As of December 31, 2008, our investment in real estate loans was approximately $13.3 million compared to our investment in real estate loans of approximately $21.9 million as of December 31, 2007.  This decline is largely attributable to the increase in non-performing assets, which has reduced the amount of cash available for investment in new loans and the increase of real estate owned properties acquired through the foreclosures of our investments in real estate loans.  For additional information see Note D – Investment Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

Total Operating Expenses:  For the year ended December 31, 2008, total operating expenses were approximately $6.4 million compared to approximately $1.3 million during the year ended December 31, 2007, an increase of approximately $5.1 million or 383%.

•
Operating expenses increased primarily as a result of the recognition of provisions for loan losses.  During the year ended December 31, 2008, we recognized provisions for loan losses totaling approximately $5.9 million, compared to approximately $1.0 million for the same period in 2007.  See “Specific Loan Allowance” in Note D – Investment Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.  During the year ended December 31, 2008, we foreclosed upon seven loans and classified the collateralized properties as real estate held for sale.  See Note F – Real Estate Held for Sale of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

Total Non-Operating Income (Loss):  For the year ended December 31, 2008, total non-operating loss was approximately $1.1 million compared to non-operating income of $239,000 during the year ended December 31, 2007, a decline of approximately $1.4 million or 567%.  This decline is mainly due to the recognition of an other than temporary impairment of our marketable securities – related party, totaling approximately $1.2 million, for the year ended December 31, 2008.

Total Loss from Real Estate Held for Sale:  For the year ended December 31, 2008, total losses from real estate held for sale were approximately $3.5 million compared to $93,000 during the year ended December 31, 2007, an increase of approximately $3.4 million or 3,616% due in significant part to the following factor:

•
We wrote down approximately $3.3 million on eight properties held for sale during the year ended December 31, 2008.  These write downs resulted from declining real estate values which adversely impacted the value of the properties we acquired through foreclosure.  As of December 31, 2008, we had seven properties held for sale totaling approximately $2.7 million compared to one property held for sale as of December 31, 2007 totaling approximately $0.5 million.  For additional information see Note F – Real Estate Held for Sale of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

Distributions to Members:  The following is a schedule of distributions made to members for the years ended December 31, 2008 and 2007.

	For the Years Ended
	12/31/2008	12/31/2007

Distribution of net income available for distribution	$--	$2,193,000
Reduction to working capital due to net loss	(1,869,000)	--
Distribution in excess of net income available for distribution	2,558,000	--
Total distributions	$689,000	$2,193,000

Net Income Available for Distributions is a non-GAAP financial measure that is defined in our Operating Agreement as cash flows from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP.  We have presented net income available for distribution because management believes this financial measure is useful and important to members.  Although we generally do not plan to make distributions in excess of net income available for distribution, we may do so from time to time.  Any such distribution will be treated as a return of capital for income tax purposes.  In addition, cash flows from operations, which are the significant component of net income available for distribution, affect the capital available for investment in new loans.  This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.  We compensate for these limitations by relying primarily on our GAAP results and using net income available for distribution only supplementally.

The most directly comparable GAAP measure to net income available for distribution is cash flows from operating activities.  The following table reconciles net income available for distribution to cash flows from operating activities and presents the two other major categories of our statement of cash flows:

	For the Years Ended
	12/31/2008	12/31/2007
Distribution of net income available for distribution	$-	$2,193,000
Distribution of working capital	689,000	--
Additions (reductions) to working capital	(2,558,000)	114,000
Realized net loss on foreclosure of loans	2,280,000	--
Provision of doubtful accounts related to receivables	28,000	--
Loss on real estate held for sale	30,000	--
Loss on sale of real estate held for sale	38,000	--
Change in operating assets and liabilities:
Interest receivable	152,000	72,000
Accounts payable	10,000	32,000
Due to related parties	66,000	11,000
Other assets	3,000	3,000
Net cash provided by operating activities	$738,000	$2,425,000
Net cash provided by investing activities	$1,487,000	$4,414,000
Net cash used by financing activities	$(3,461,000)	$(4,940,000)

Stated Unit Value Adjustment:  In accordance with Section 7.8 of our Operating Agreement, our manager reviewed the value of our assets during the three months ended December 31, 2008.  Based on this review the value of members’ capital accounts was adjusted from $7.55 per unit to $5.89 per unit, as of January 1, 2009.  The periodic review of the estimated net unit value includes an analysis of unrealized gains that our manager reasonably believes exist at the time of the review, but that cannot be added to net asset value under GAAP.

Redemptions:  Under our Operating Agreement, our members have limited withdrawal rights.  The withdrawal rights are subject to various limitations set forth in our Operating Agreement intended to protect our financial health and our status under the Internal Revenue Code.  These limitations provide, among other things, that withdrawals may not exceed 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year, subject to our manager’s discretion which may be exercised in accordance to our Operating Agreement.  As of December 31, 2008, the total redemptions made from inception were approximately $9.0 million.  Balances in Members’ capital accounts as of January 1, 2008 were approximately $26.3 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $2.6 million for calendar 2008.  Total redemptions during the year ended December 31, 2008, were approximately $2.8 million.  These redemptions have been paid as of December 31, 2008.  For additional information regarding members redemptions, see Note E – Members’ Equity of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

The Year Ended December 31, 2007 Compared To the Year Ended December 31, 2006

Total Revenues:  For the year ended December 31, 2007, total revenues were $2,502,000 compared to $3,363,000 during the year ended December 31, 2006, a decrease of $861,000 or 26%.  Revenues were primarily affected by the following factors:

•
During the year ended December 31, 2006, we recognized rental income of $944,000 from a building we sold in November 2006.  No comparable income was realized during the year ended December 31, 2007, and as noted above, we will no longer earn rental income.  Approximately $3.0 million of the proceeds from the sale of the building were used for the redemption of membership units during the year ended December 31, 2007.

•
Interest income from investments in real estate loans increased by approximately $67,000.  Our revenue is dependent upon the balance of our investment in real estate loans and the interest earned on these loans.  As of December 31, 2007, our investment in real estate loans was approximately $21.9 million with a weighted average interest rate of 11.89%.  As of December 31, 2006, our investment in real estate loans was approximately $27.0 million with a weighted average interest rate of 11.31%.  In addition, our interest income was affected by the performances of our loans.  During the year ended December 31, 2007, four loans totaling approximately $4.5 million became non-performing.  Increases in non-performing loans will reduce our future revenues.  Compared to the year ended December 31, 2006, four loans totaling approximately $2.2 million became non-performing

Total Operating Expenses:  For the year ended December 31, 2007, total operating expenses were $1,323,000 compared to $1,277,000 during the year ended December 31, 2006, an increase of $46,000 or 4%.  Expenses were primarily affected by the following factors:

•
During the year ended December 31, 2006, we incurred depreciation expense of $204,000 on the building that was sold in November 2006.  No comparable depreciation expense was recorded during the year ended December 31, 2007.

•
Interest expense relating to the note on the building we sold in November 2006, totaled $661,000 which included a defeasance fee of $435,000 on the note payoff for the year ended December 31, 2006.  No comparable interest expense related to the note on the building was recorded during the same period in 2007.

•
During the year ended December 31, 2007, fees paid to our manager also decreased $38,000 or 84%, compared to the same period during 2006.  Our manager was entitled to receive from us a management (acquisition and advisory) fee up to 2.5% of the gross offering proceeds and up to 3% of our rental income.  On March 5, 2007, a majority of our members approved the Third Amended and Restated Operating Agreement, which limits our investment objectives to investments in real estate loans.  We sold our real estate investment in November 2006.  In addition, on April 2, 2007, our manager decided to terminate our Distribution Reinvestment Plan effective May 7, 2007, pursuant to Section 8.5 of our Operating Agreement.

•
During the year ended December 31, 2007, these decreases in operating expenses were offset by provisions for loan losses of approximately $953,000.  See “Specific Loan Allowance” in Notes D Investment Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10K.  There were no provisions for loan loss recorded during the year ended December 31, 2006.

Non-operating income:  Non-operating income consisted of dividend income from marketable securities-related party and bank interest income.

Total Income (Loss) from Real Estate Held for Sale:  For the year ended December 31, 2007, total loss from real estate held for sale was $93,000 compared to a gain of $2,612,000 for the year ended December 31, 2006.  This decline was primarily due to the following factors:

•
Based on our manager’s estimates, as noted above, our write down on our real estate held for sale totaled $29,000 and expenses related to this property totaled $64,000, for the year ended December 31, 2007.  There were no comparable write-downs related to real estate held for sale during the year ended December 31, 2006 and expenses totaled $12,000.

•	During the year ended December 31, 2006, we recognized a gain on the sale of the building noted above of approximately $2.6 million.

Distributions to Members:  The following is a schedule of distributions made to members for the years ended December 31, 2007 and 2006.

	For the Years Ended December 31,
	2007	2006

Distributions of net income available for distribution	$2,193,000	$2,544,000
Distributions in excess of net income available for distribution generated during the period	--	--
Total distributions	$2,193,000	$2,544,000

Net Income Available for Distributions is a non-GAAP financial measure that is defined in our Operating Agreement as cash flows from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP.  We have presented net income available for distribution because management believes this financial measure is useful and important to members, as it constitutes the principal factor in determining the amount of distributions we pay to our members.  Although we generally do not plan to make distributions in excess of net income available for distribution, we may do so from time to time.  Any such distribution will be treated as a return of capital for income tax purposes.  In addition, cash flows from operations, which are the significant component of net income available for distribution, affect the capital available for investment in new loans.  This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.  We compensate for these limitations by relying primarily on our GAAP results and using net income available for distribution only supplementally.

The most directly comparable GAAP measure to net income available for distribution is cash flows from operating activities.  The following table reconciles net income available for distribution to cash flows from operating activities and presents the two other major categories of our statement of cash flows:

	For the Years Ended December 31,
	2007	2006

Distribution of net income available for distribution	$2,193,000	$2,544,000
Additions to working capital reserves (amount not distributed)	114,000	2,490,000
Gain on sale of building	--	(2,624,000)
Change in operating assets and liabilities:
Interest receivable	72,000	(76,000)
Deferred rent receivable - related party	--	(123,000)
Accounts payable	32,000	(63,000)
Due from Vestin Originations	--	(10,000)
Due to related parties	11,000	26,000
Other assets	3,000	(6,000)
Net cash provided by operating activities	$2,425,000	$2,158,000
Net cash provided by investing activities	$4,414,000	$6,945,000
Net cash used by financing activities	$(4,940,000)	$(9,449,000)

Stated Unit Value Adjustment:  In accordance with Section 7.8 of our Operating Agreement, our manager reviewed the value of our assets during the three months ended December 31, 2007.  Based on this review the value of members’ capital accounts was adjusted from $10.97 per unit to $10.40 per unit.  As a result, units redeemed on or after December 31, 2007 will be redeemed at $10.40 per unit.  The periodic review of the estimated net unit value includes an analysis of unrealized gains that our manager reasonably believes exist at the time of the review, but that cannot be added to net asset value under GAAP.

Redemptions:  In accordance with the terms of our Operating Agreement and the Internal Revenue Code, we may redeem no more than 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year subject to our manager’s discretion.  As of December 31, 2007, the total redemptions made from inception were approximately $6.3 million.  Balances in Members’ capital accounts as of January 1, 2007 were approximately $30.4 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $3.0 million for calendar 2007.  Total redemptions during the year ended December 31, 2007, were approximately $3.0 million.  The remaining requests to redeem, as of December 31, 2007, were estimated at approximately $2.5 million in 2008, $2.0 million in 2009, $1.4 million in 2010, $0.2 million in 2011, $0.1 million in 2012, $0.1 million in 2013, $0.1 million in 2014, $0.1 million in 2015, $0.1 million in 2016, $0.1 million in 2017 and $0.1 million in 2018 subject to unit valuation adjustments.

The Year Ended December 31, 2006 Compared To the Year Ended December 31, 2005

Total Revenues:  Revenues for the year ended December 31, 2006 decreased compared to the same period in 2005, by $220,000 or approximately 6%, notwithstanding an increase in the total amount of outstanding loans and an increase in the weighted average interest rate on our loans from 10.38% to 11.31%.  The decrease in revenues was primarily due to the following factors:

•
Rental income declined by $96,000 due to the sale of an office building which we owned during November 2006.  In the future, we will no longer earn rental income because, at a Special Meeting of our members held on March 5, 2007, amendments to our Operating Agreement were approved, limiting the Company’s investment objectives to investment in real estate loans.

•
Interest income from investments in real estate loans declined by $91,000.  Our revenue is dependent upon the balance of our investment in real estate loans and the interest earned on these loans.  As of December 31, 2006, our investment in real estate loans was approximately $27.0 million with a weighted average interest rate of 11.31%.  As of December 31, 2005, our investment in real estate loans was approximately $23.0 million with a weighted average interest rate of 10.38%.  However, during the first three quarters of 2006, our investment in real estate loans decreased by approximately $2.2 million, attributable in part to the reduction in capital, resulting from membership unit redemptions, we had available for investments.  Our capital was reduced by redemption of membership units of approximately $2.9 million during the year ended December 31, 2006.

•
In addition, our interest income was affected by the performances of our loans.  During the year ended December 31, 2006, four loans totaling approximately $2.2 million became non-performing.  One of the non-performing loans, with a balance of approximately $0.6 million was foreclosed upon and reclassified to real estate held for sale.  No loans became non-performing during the year ended December 31, 2005.

Total Operating Expenses:  For each of the years ended December 31, 2006 and 2005, total operating expenses were approximately $1.3 million.  Expenses were primarily affected by the following factors:

•
We paid management fees to our manager based on 3% of the total rental income and up to 2.5% of the gross offering proceeds for the period.  For the year ended December 31, 2005, we paid our manager $26,000 for management fees relating to rental activity and $129,000 for acquisition and advisory fees pertaining to the gross offering proceeds for a total of $155,000.  Since we are no longer selling our units, except as permitted in our distribution reinvestment plan, fees related to gross offering proceeds during the year ended December 31, 2006, were $20,000 of the total $45,000 management fees.

•
Expenses related to professional fees decreased by $180,000.  This was partially due to a decrease in accounting fees of $162,000 related to the measures undertaken by our manager to contain costs, including an enhancement of its internal accounting capabilities.

These decreases were offset by the increase in interest expenses, which included a defeasance fee of $435,000 related to the note payoff on the building that was sold in November 2006.

Non-operating income:  For the year ended December 31, 2006, total income for other non-operating income totaled $132,000, consisting of dividend income from marketable securities-related party and bank interest income, compared to $33,000 for the year ended December 31, 2005, which consisted of bank interest income.

Total Income from Real Estate Held for Sale:  During November 2006, we sold our only investment in real property, which consisted of an approximately 42,000 square foot office building located at 8379 West Sunset Road in Las Vegas, Nevada, for a gain of approximately $2.6 million.  We used the building sales proceeds primarily to invest approximately $8.5 million in real estate loans.  There were no similar transactions during the year ended December 31, 2005.

Distributions to Members:  The following is a schedule of distributions made to members for the years ended December 31, 2006 and 2005.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005

Distributions of Net Income Available for Distribution	$2,544,000	$2,544,000
Distributions in Excess of Net Income Available for Distribution Generated During the Period	--	11,000
Total Distributions	$2,544,000	$2,555,000

Net Income Available for Distributions is a non-GAAP financial measure that is defined in our Operating Agreement as cash flows from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP.  We have presented net income available for distribution because management believes this financial measure is useful and important to members.  Although we generally do not plan to make distributions in excess of net income available for distribution, we may do so from time to time.  Any such distribution will be treated as a return of capital for income tax purposes.  In addition, cash flows from operations, which are the significant component of net income available for distribution, affect the capital available for investment in new loans.  This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.  We compensate for these limitations by relying primarily on our GAAP results and using net income available for distribution only supplementally.

The most directly comparable GAAP measure to net income available for distribution is cash flows from operating activities.  The following table reconciles net income available for distribution to cash flows from operating activities and presents the two other major categories of our statement of cash flows:

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005

Distribution of net income available for distribution	$2,544,000	$2,544,000
Additions to working capital reserves (amount not distributed)	2,490,000	--
Gain on sale of building	(2,624,000)	--
Change in operating assets and liabilities:
Interest receivable	(76,000)	(67,000)
Deferred rent receivable - related party	(123,000)	(168,000)
Accounts payable	(63,000)	156,000
Due from Vestin Originations	(10,000)	--
Due to Manager	26,000	(130,000)
Other assets	(6,000)	--
Net cash provided by operating activities	$2,158,000	$2,335,000
Net cash provided (used) by investing activities	$6,943,000	$(9,431,000)
Net cash (used) provided by financing activities	$(9,449,000)	$1,977,000

Stated Unit Value Adjustment:  Following a periodic review by our manager as required pursuant to the Operating Agreement, as a result of the gain on sale of our real estate held for investment, effective December 15, 2006 we adjusted the stated unit value from $10.50 per unit to $11.00 per unit to reflect the estimated net unit value of each unit at that date.  The periodic review of the estimated net unit value includes an analysis of unrealized gains that our manager reasonably believes exist at the time of the review, but that cannot be added to net asset value under GAAP.

Redemptions:  In accordance with the terms of our Operating Agreement and the Internal Revenue Code, we may redeem no more than 10% of the aggregate Members’ capital in any calendar year.  As of December 31, 2006, the total of redemptions made from inception was approximately $3.2 million.  Balances in Members’ capital accounts as of January 1, 2006 were approximately $29.2 million, which limited redemptions to approximately $2.9 million for calendar 2006.  Total redemptions during the year ended December 31, 2006 were approximately $2.9 million.  The remaining requests to redeem, as of December 31, 2006, were approximately $2.9 million in 2007, $2.5 million in 2008, $1.8 million in 2009 and $47,000 in 2010 subject to unit valuation adjustments.  On March 8, 2007, we redeemed 137,766 units totaling approximately $1.5 million.

CAPITAL AND LIQUIDITY

Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and general operating purposes.  Subject to a 3% reserve, we generally seek to use all of our available funds to invest in real estate loans.  Distributable cash flow generated from such loans is paid out to our members unless they have elected to reinvest their distributions.  We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months because our manager will manage our affairs.

During the year ended December 31, 2008, net cash flows provided by operating activities approximated $0.7 million.  In addition, we incurred approximately $3.3 million in write-downs on real estate held for sale and approximately $5.9 million in provisions for loan losses, during the year ended December 31, 2008.  These write-downs and provisions represent the decreases in the fair value of these properties, which will affect the amount of proceeds we will receive from future sales of these assets.  Cash flows related to investing activities consisted of cash provided by loan payoffs and sales of real estate loans of approximately $2.0 million and cash used for new investments of real estate loans of approximately $0.7 million.  Cash flows used for financing activities consisted of cash used for members’ distributions, net of reinvestments, of approximately $0.7 million and members’ redemptions of approximately $2.8 million.

At December 31, 2008, we had approximately $1.5 million in cash, $0.4 million in marketable securities – related party and approximately $13.4 million in total assets.  We intend to meet short-term working capital needs through a combination of proceeds from loan payoffs, loan sales, sales of real estate held for sale and/or borrowings.  We believe we have sufficient working capital to meet our operating needs in the near term.  In addition to the foregoing assets, as of December 31, 2008, we had approximately $1.0 million in restricted cash, which relates to a cash deposit held as collateral by a banking institution to support rent payments on the property we sold during November 2006.  The requirement for the deposit expires at the end of the lease on August 31, 2014.  In the event that our current cash resources prove insufficient, we have no facility in place to raise additional funds and we believe that, given current market conditions, it might be very difficult for us to increase our capital resources, either from lenders or equity investors.

We rely primarily upon repayment of outstanding loans and proceeds from sales of real estate held for sale to provide capital for investment in new loans.  The significant level of defaults on outstanding loans has reduced the funds we have available for investment in new loans.  Resulting foreclosure proceedings may not generate full repayment of our loans and may result in significant delays in the return of invested funds.  This has diminished our capital resources and impaired our ability to invest in new loans.

Non-performing assets included loans in non-accrual status, net of allowance for loan losses, and real estate held for sale totaling approximately $5.5 million and $2.7 million, respectively, as of December 31, 2008, compared to approximately $5.5 million and $0.6 million, respectively, as of December 31, 2007.  It is possible that no earnings will be recognized from these assets until they are disposed of, or that no earnings will be recognized at all, and the time it will take to dispose of these assets cannot be predicted.  Our manager believes that these non-performing assets have increased in significant part as a result of conditions in the real estate and credit markets.  We believe that the continued weakness in real estate markets may result in additional losses on our real estate held for sale.

As of March 4, 2009, one performing loan, totaling $0.2 million, subsequently became delinquent in interest payments.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  However, no assurance can be given at this time that full payment will be received on this newly delinquent loan.

As a commercial real estate lender willing to invest in riskier loans, rates of delinquencies, foreclosures and losses on our loans could be higher than those generally experienced in the commercial mortgage lending industry during periods of economic slowdown or recession.  Problems in the sub-prime residential mortgage market have adversely affected the general economy and the availability of funds for commercial real estate developers.  We believe this lack of available funds has led to an increase in defaults on our loans.  Furthermore, problems experienced in U.S. credit markets since the summer of 2007 have reduced the availability of credit for many prospective borrowers.  These problems have made it more difficult for our borrowers to obtain the anticipated re-financing necessary in many cases to pay back our loans.  Thus, we have had to work with some of our borrowers to either modify, restructure and/or extend their loans in order to keep or restore the loans to performing status.  Our manager will continue to evaluate our loan portfolio in order to minimize risk associated with current market conditions.

We have no current plans to sell any new units.  In addition, any significant level of redemptions by our members would reduce the capital we have available for investment.  In order to comply with our Operating Agreement and the Internal Revenue Code, we may redeem no more than 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year subject to our manager’s discretion.  As of December 31, 2008, the total redemptions made from inception were approximately $9.0 million.  Balances in Members’ capital accounts as of January 1, 2008 were approximately $26.3 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $2.6 million for calendar 2008.  Total redemptions during the year ended December 31, 2008, were approximately $2.8 million.  For additional information regarding members redemptions, see Note E – Members’ Equity of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Report Form 10-K.

We maintain working capital reserves of approximately 3% in cash and cash equivalents, certificates of deposits and short-term investments or liquid marketable securities.  This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying properties, expend money to satisfy our unforeseen obligations and for other permitted uses of working capital.

We have no current plans to expand our capital resources through borrowings from institutional lenders or through securitization of our loan portfolio or similar arrangements.  We currently do not have in place any commitments to borrow any funds or securitize any of our assets.  No assurance can be given that, if we should seek to borrow funds or to securitize our assets we would be able to do so on commercially attractive terms.  Given the state of our loan portfolio and current conditions in the credit markets, we believe it would be very difficult for us to expand our capital resources through borrowings or securitization arrangements.

Investments in Real Estate Loans Secured by Real Estate Portfolio

We offer five real estate loan products consisting of commercial property, construction, acquisition and development, land, and residential loans.  The effective interest rates on all product categories range from 6 % to 15%.  Revenue by product will fluctuate based upon relative balances during the period.  We had investments in 18 real estate loans, as of December 31, 2008, with a balance of approximately $13.3 million as compared to investments in 26 real estate loans, as of December 31, 2007, with a balance of approximately $21.9 million.

As of December 31, 2008, we had nine loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).  These loans are currently carried on our books at a value of approximately $5.5 million, net of allowance for loan losses of approximately $4.8 million, which does not include the allowances of approximately $0.7 million relating to the decrease in the property value for performing loans as of December 31, 2008.  These loans have been placed on non-accrual of interest status and are the subject of pending foreclosure proceedings.  Our manager has evaluated these loans and, based on current estimates, believes that the value of the underlying collateral is sufficient to protect us from loss of principal.  However, such estimates may change, or the value of the underlying collateral may deteriorate, in which case further losses may be incurred.  During January 2009, we foreclosed upon one non-performing loan, Redwood Place, LLC, and classified it as real estate held for sale.  As of March 4, 2009, we had eight loans considered non-performing.

Our manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed.  As of December 31, 2008, we have provided a specific reserve of approximately $5.4 million, related to seven non-performing loans and seven performing loans, based on updated appraisals and evaluation of the borrower obtained by our manager.  Our manager evaluated these loans and concluded that the remaining underlying collateral was sufficient to protect us against further losses of principal or interest.  Our manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.  For additional information on our investments in real estate loans, refer to Note D – Investments In Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K.

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans.  The amounts of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectibility is doubtful is a matter of judgment.  On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment.  The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired.  Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves.  Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the real estate loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Recoveries of previously charged off amounts are credited to the allowance for loan losses.  For additional information regarding the roll-forward of the allowance for loan losses for the year ended December 31, 2008, refer to Note D – Investments In Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K.

Investments in Real Estate Held for Sale

At December 31, 2008, we held seven properties with a total carrying value of approximately $2.7 million, which were acquired through foreclosure and recorded as investments in real estate held for sale.  Our investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.  It is not our intent to invest in or own real estate as a long-term investment.  We seek to sell properties acquired through foreclosure as quickly as circumstances permit.  For additional information on our investments in real estate held for sale, refer to Note F – Real Estate Held for Sale of the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.

CONTRACTUAL OBLIGATIONS

As of December 31, 2008, we had no contractual obligations nor do we have any interests in non-exchange traded commodity contracts.

RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties pursuant to the terms of our Management Agreement without a premium.  No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments.  The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.  For further information regarding related party transactions, refer to Note G – Related Party Transactions in the notes to our consolidated financials statements in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K.

CRITICAL ACCOUNTING ESTIMATES

Revenue Recognition

Interest income on loans is accrued by the effective interest method.  We do not accrue interest income from loans once they are determined to be non-performing.  A loan is considered non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

The following table presents a sensitivity analysis, averaging the balance of our loan portfolio at the end of the last six quarters, to show the impact on our financial condition at December 31, 2008, from fluctuations in weighted average interest rate charged on loans as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Interest Income
Weighted average interest rate assumption increased by 1.0% or 100 basis points	$179,000
Weighted average interest rate assumption increased by 5.0% or 500 basis points	$896,000
Weighted average interest rate assumption decreased by 1.0% or 100 basis points	$(179,000)
Weighted average interest rate assumption decreased by 5.0% or 500 basis points	$(896,000)

The purpose of this analysis is to provide an indication of the impact that the weighted average interest rate fluctuations would have on our financial results.  It is not intended to imply our expectation of future revenues or to estimate earnings.  We believe that the assumptions used above are appropriate to illustrate the possible material impact on the financial statements.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment in our investment in real estate loans portfolio.  Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan.  Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans.  Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses.  Subsequent recoveries of amounts previously charged off are added back to the allowance or included as income.

The following table presents a sensitivity analysis to show the impact on our financial condition at December 31, 2008, from increases and decreases to our allowance for loan losses as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Allowance for Loan Losses
Allowance for loan losses assumption increased by 1.0% of loan portfolio	$133,000
Allowance for loan losses assumption increased by 5.0% of loan portfolio	$666,000
Allowance for loan losses assumption decreased by 1.0% of loan portfolio	$(133,000)
Allowance for loan losses assumption decreased by 5.0% of loan portfolio	$(666,000)

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property.  As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the mortgage lending industry.  We, our manager and Vestin Originations generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

We may discover additional facts and circumstances as we continue our efforts in the collection and foreclosure processes.  This additional information often causes management to reassess its estimates.  In recent years, we have revised estimates of our allowance for loan losses.  Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions that can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•
Lack of progress on real estate developments after we advance funds.  We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances.  After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed upon property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Real Estate Held For Sale

Real estate held for sale includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property's estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions.  While pursuing foreclosure actions, we seek to identify potential purchasers of such property.  It is not our intent to invest in or own real estate as a long-term investment.  In accordance with FAS 144 - Accounting for the Impairment or Disposal of Long Lived Assets, we seek to sell properties acquired through foreclosure as quickly as circumstances permit.  The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies real estate held for sale when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk, primarily from changes in interest rates.  We do not deal in any foreign currencies and do not own any options, futures or other derivative instruments.  We do not have a significant amount of debt.

Most of our assets consisted of investments in real estate loans, which from time to time include those that are financed under Inter-creditor Agreements.  At December 31, 2008, our aggregate investment in real estate loans was approximately $7.9 million, net of allowance of approximately $5.4 million, with a weighted average effective interest rate of 11.46%.  The weighted average interest rate of 11.46% is based on the contractual terms of the loans for the entire portfolio including non-performing loans.  The weighted average interest rate on performing loans only, as of December 31, 2008, was 10.4%.  Most of the real estate loans had an initial term of 12 months.  The weighted average term of outstanding loans, including extensions, at December 31, 2008, was 21 months.  All but one of the outstanding real estate loans at December 31, 2008, was a fixed rate loan.  The variable interest rate loan was considered non-performing as of December 31, 2008, see Note D – Investments in Real Estate Loans in the Notes to the Financial Statements included in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K.  All of the real estate loans are held for investment purposes; none are held for sale.  We intend to hold such real estate loans to maturity.  As of December 31, 2008, none of our loans had a prepayment penalty, although 13 of our loans, totaling approximately $8.0 million, had an exit fee.  Out of the 13 loans with an exit fee, 5 loans, totaling approximately $5.4 million, were considered non-performing as of December 31, 2008.

Market fluctuations in interest rates generally do not affect the carrying value of our investment in real estate loans.  However, significant and sustained changes in interest rates could affect our operating results.  If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates.  This would reduce our earnings and funds available for distribution to our members.  On the other hand, a significant increase in interest rates could result in a slowdown in real estate development activity that would reduce the demand for commercial real estate loans.  As a result, we might encounter greater difficulty in identifying appropriate borrowers.  We are not in a position to quantify the potential impact on our operating results from a material change in interest rates.

The following table contains information about the investment of real estate loans in our portfolio as of December 31, 2008.  The presentation aggregates the investment in real estate loans by their maturity dates for maturities occurring in each of the years 2009 through 2013 and thereafter and separately aggregates the information for all maturities arising after 2013.  The carrying values of these assets approximate their fair value as of December 31, 2008.

	Interest Earning Assets Aggregated by Maturity at December 31, 2008
Interest Earning Assets	2009	2010	2011	2012	2013	Thereafter	Total
	(a)
Investments In Real Estate Loans	$12,643,000	$669,000	$--	$--	$--	$--	$13,312,000

Weighted Average Interest Rates	11.61%	8.69%	0.00%	0.00%	0.00%	0.00%	11.46%

(a)	Amounts include the balance of non-performing loans and loans that have been extended subsequent to December 31, 2008.

At December 31, 2008, we also had approximately $1.8 million invested in cash and marketable securities – related party (VRM II).  Approximately 3% of our assets will be held in such accounts as a cash reserve; additional deposits in such accounts will be made as funds are received from investors and repayment of loans pending the deployment of such funds in new real estate loans.  We believe that these financial assets do not give rise to significant interest rate risk due to their short-term nature.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Vestin Fund III, LLC:

We have audited the accompanying balance sheets of Vestin Fund III, LLC (“the Company”) as of December 31, 2008 and 2007 and related statements of operations, members’ equity and other comprehensive income (loss) for each of the three years in the period ended December 31, 2008.  Our audits also included the financial statement schedules listed in the Index at Item 15.  These financial statements and schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vestin Fund III, LLC as of December 31, 2008 and 2007 and the results of its operations and cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Orange, California
March 26, 2009

FINANCIAL STATEMENTS

VESTIN FUND III, LLC

BALANCE SHEETS

ASSETS

	December 31, 2008	December 31, 2007

Assets
Cash and cash equivalents	$1,484,000	$2,720,000
Cash - restricted	985,000	985,000
Marketable securities - related party	360,000	1,113,000
Interest and other receivables, net of allowance for doubtful accounts of $25,000 at December 31, 2008 and $0 at December 31, 2007	18,000	198,000
Real estate held for sale	2,734,000	546,000
Investment in real estate loans, net of allowance for loan loss of $5,446,000 at December 31, 2008 and $1,026,000 at December 31, 2007	7,866,000	20,825,000
Other assets	--	3,000

Total assets	$13,447,000	$26,390,000

LIABILITIES AND MEMBERS' EQUITY

Liabilities
Accounts payable and accrued liabilities	$135,000	$125,000
Due to related parties	67,000	1,000
Deferred income	985,000	985,000

Total liabilities	1,187,000	1,111,000

Commitments and contingencies

Members' equity
Members' units - authorized 10,000,000 units, 2,248,825 issued and outstanding at December 31, 2008 and 2,525,561 units issued and outstanding at December 31, 2007	12,344,000	25,818,000
Accumulated other comprehensive loss	(84,000)	(539,000)

Total members' equity	12,260,000	25,279,000

Total liabilities and members' equity	$13,447,000	$26,390,000

The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

STATEMENTS OF OPERATIONS

	For the Years Ended
	12/31/2008	12/31/2007	12/31/2006

Revenues
Interest income from investment in real estate loans	$925,000	$2,477,000	$2,410,000
Rental income - related party	--	--	944,000
Other	20,000	25,000	9,000
Total revenues	945,000	2,502,000	3,363,000

Operating expenses
Management fees - related party	--	7,000	45,000
Interest expense	--	119,000	777,000
Provision for loan loss	5,945,000	953,000	--
Depreciation and amortization	--	--	204,000
Professional fees	278,000	190,000	207,000
Professional fees - related party	7,000	10,000	20,000
Provision for doubtful accounts related to receivable	29,000	--	--
Loan fees - related party	56,000	--	--
Other	70,000	44,000	24,000
Total operating expenses	6,385,000	1,323,000	1,277,000

Income (loss) from operations	(5,440,000)	1,179,000	$2,086,000

Non-operating income (loss)
Interest income from banking institutions	65,000	95,000	85,000
Dividend income - related party	56,000	144,000	47,000
Loss on sale of investment in real estate loan	(30,000)	--	--
Impairment of marketable securities - related party	(1,208,000)	--	--
Total non-operating income (loss)	(1,117,000)	239,000	132,000

Income (loss) from real estate held for sale
Gain on sale of building	--	--	2,624,000
Net loss on sale of real estate held for sale	(38,000)	--	--
Write down of real estate held for sale	(3,287,000)	(29,000)	--
Expenses related to real estate held for sale	(131,000)	(64,000)	(12,000)
Total income (loss) from real estate held for sale	(3,456,000)	(93,000)	2,612,000

NET INCOME (LOSS)	$(10,013,000)	$1,325,000	$4,830,000

Net income (loss) allocated to members	$(10,013,000)	$1,325,000	$4,830,000

Net income (loss) allocated to members per weighted average membership unit	$(4.30)	$0.51	$1.67

Weighted average membership units	2,330,146	2,579,314	2,896,025

The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

STATEMENTS OF MEMBERS' EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2008

	Units	Amount
Members' equity at December 31, 2005	2,974,419	$29,159,000

Comprehensive income:

Net income		4,830,000
Unrealized loss on marketable securities		(17,000)

Total comprehensive income		4,813,000

Distributions		(2,544,000)

Reinvestments of distributions	77,730	816,000

Members' redemptions	(276,773)	(2,891,000)

Capital contribution by manager for forgiveness of debt		64,000

Members' equity at December 31, 2006	2,775,376	$29,417,000

Comprehensive income:

Net income		1,325,000
Unrealized loss on marketable securities		(523,000)

Total comprehensive income		802,000

Distributions		(2,193,000)

Reinvestments of distributions	25,602	282,000

Members' redemptions	(275,417)	(3,029,000)

Members' equity at December 31, 2007	2,525,561	$25,279,000

Comprehensive loss:

Net loss		(10,013,000)
Recognition of unrealized loss on marketable securities – related party		539,000
Unrealized loss on marketable securities		(84,000)

Total comprehensive loss		(9,558,000)

Distributions		(689,000)

Members' redemptions	(276,736)	(2,772,000)

Members' equity at December 31, 2008	2,248,825	$12,260,000

The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

STATEMENTS OF CASH FLOWS

	For the Years Ended
	12/31/08	12/31/07	12/31/06
Cash flows from operating activities:
Net income (loss)	$(10,013,000)	$1,325,000	$4,830,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts related to receivable	29,000	--	--
Depreciation	--	--	193,000
Amortization of capitalized loan fees	--	--	11,000
Provision for loan loss	5,945,000	953,000	--
Loss on sale of investment in real estate loan	30,000	--	--
Write downs on real estate held for sale	3,287,000	29,000	--
Loss on real estate held for sale	38,000	--	--
Impairment of marketable securities - related party	1,208,000	--	--
Amortized interest income	(16,000)	--	--
Gain on sale of building	--	--	(2,624,000)
Change in operating assets and liabilities:
Interest receivable	151,000	72,000	(76,000)
Deferred rent receivable - related party	--	--	(123,000)
Accounts payable and accrued liabilities	10,000	32,000	(63,000)
Due to related parties	66,000	11,000	16,000
Other assets	3,000	3,000	(6,000)
Net cash provided by operating activities	738,000	2,425,000	2,158,000

Cash flows from investing activities:
Investments in real estate loans	(696,000)	(5,456,000)	(22,695,000)
Purchase of investments in real estate loans from:
VRM II	--	(1,154,000)	(6,000,000)
Our manager	--	--	(700,000)
Proceeds from loan payoff	1,878,000	9,131,000	19,183,000
Sale of investments in real estate loans to:
VRM II	--	1,300,000	4,900,000
Our manager	--	--	700,000
Third parties	102,000	1,400,000	--
Purchase of marketable securities - related party	--	(807,000)	(846,000)
Proceeds related to investment in real estate held for sale	29,000	--	2,000
Proceeds from sale of real estate held for sale	174,000	--	--
Sale of investment in real property	--	--	13,386,000
Cash - restricted	--	--	(985,000)
Net cash provided by investing activities	$1,487,000	$4,414,000	$6,945,000

The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

STATEMENTS OF CASH FLOWS

	For the Years Ended
	12/31/08	12/31/07	12/31/06

Cash flows from financing activities:
Payments on notes payable	$--	$--	$(4,830,000)
Capital contribution by Manager	--	--	--
Members' redemptions	(2,772,000)	(3,029,000)	(2,891,000)
Members' distributions, net of reinvestments	(627,000)	(1,751,000)	(1,634,000)
Members' distributions - related party	(62,000)	(160,000)	(94,000)
Net cash used in financing activities	(3,461,000)	(4,940,000)	(9,449,000)

NET CHANGE IN CASH	(1,236,000)	1,899,000	(346,000)

Cash, beginning of period	2,720,000	821,000	1,167,000

Cash, end of period	$1,484,000	$2,720,000	$821,000

Supplemental disclosures of cash flows information:
Interest paid during the period	$--	$119,000	$777,000

Non-cash investing and financing activities:
Capital contribution by Manager through forgiveness of liability	$--	$--	$64,000
Deferred income related to sale of building	$--	$--	$985,000
Adjustment to allowance for loan loss related to sale of investment in real estate loan	$144,000	$--	$--
Adjustment to interest receivable and related allowance associated with sale of investment in real estate loan	$3,000	$--	$--
Loan rewritten with same or similar collateral	$586,000	$3,219,000	$--
Loans funded through secured borrowings	$--	$--	$5,841,000
Payoff of loans funded through secured borrowings	$--	$4,430,000	$1,938,000
Real estate held for sale acquired through foreclosure	$5,716,000	$--	$577,000
Recapture of accumulated depreciation due to sale of building	$--	$--	$480,000
Recapture of Amortized closing costs due to sale of building	$--	$--	$27,000
Recapture of capitalized loan fees due to sale of building	$--	$--	$115,000
Recapture of Deferred Rent Receivable due to sale of building	$--	$--	$291,000
Recognition of unrealized loss on marketable securities – related party	$539,000	$--	$--
Unrealized gain (loss) on marketable securities - related party	$(84,000)	$(523,000)	$17,000

The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE A — ORGANIZATION

Vestin Fund III, LLC was organized in April 2003 as a Nevada limited liability company for the purpose of investing in commercial real estate loans (hereafter referred to as “real estate loans”) and income-producing real property.  On March 5, 2007, a majority of our members approved the Third Amended and Restated Operating Agreement, which limits the Company’s investment objectives to investments in real estate loans.  Prior to adopting this amendment, we also invested in revenue-generating commercial real estate.  We sold our real estate investment in November 2006.  In this report, we refer to Vestin Fund III, LLC as “the Company”, “our Company”, the “Fund”, “we”, “us”, or “our”.

We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our Operating Agreement as “Mortgage Assets”).  We commenced operations in February 2004.  Under our Operating Agreement, we would continue our operations until December 2023 unless dissolved prior thereto or extended by vote of the members under the provisions of our Operating Agreement.  However, our manager is considering a proposal to the members to wind up our operations in view of our limited operating assets.

We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder.  As a company investing in real estate loans we are subject to the North American Securities Administration Association Mortgage Program Guidelines (the “NASAA Guidelines”) promulgated by the state securities administrators.  Prior to March 5, 2007, we also invested in real estate and were subject to the North American Securities Administration Association Real Estate Guidelines.

On November 7, 2003, our Registration Statement as filed with the United States Securities and Exchange Commission (“SEC”) became effective for the initial public offering of up to 10,000,000 units at $10 per unit (“unit”).  On November 7, 2005, we discontinued the offering of our units; however, members continued to purchase additional units through our Distribution Reinvestment Plan whereby the members’ distributions were used to purchase additional units at the current value.  As of December 31, 2008, we had sold approximately 3,113,166 units, which includes 247,245 units purchased through our Distribution Reinvestment Plan.  On April 2, 2007, our manager decided to terminate our Distribution Reinvestment Plan effective May 7, 2007, pursuant to Section 8.5 of our Operating Agreement.  A letter was sent on April 2, 2007 to our members notifying them of the Distribution Reinvestment Plan’s termination.

Our manager is Vestin Mortgage, Inc. (the “manager” or “Vestin Mortgage”), a Nevada corporation, which is a wholly owned subsidiary of Vestin Group, Inc. (“Vestin Group”), a Delaware corporation.  Michael Shustek, the CEO and director of our manager, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property.  On July 1, 2006, a mortgage broker license was issued to an affiliated company, Vestin Originations, Inc. (“Vestin Originations”) that has continued the business of brokerage, placement and servicing of real estate loans.  Vestin Originations is a wholly owned subsidiary of Vestin Group.  On September 1, 2007, the servicing of real estate loans was assumed by our manager.

Pursuant to our Operating Agreement, our manager implements our business strategies on a day-to-day basis, manages and provides services to us.  Without limiting the foregoing, our manager performs other services as may be required from time to time for management and other activities relating to our assets, as our manager shall deem appropriate.  Consequently, our operating results are dependent upon our manager’s ability and performance in managing our operations and servicing our assets.  The Operating Agreement also provides that the members have certain rights, including the right to terminate our manager subject to a majority vote of the members.

Vestin Mortgage is also the manager of Vestin Realty Mortgage I, Inc. (“VRM I”), as the successor by merger to Vestin Fund I, LLC, (“Fund I”), Vestin Realty Mortgage II, Inc. (“VRM II”), as the successor by merger to Vestin Fund II, LLC, (“Fund II) and inVestin Nevada, Inc., (“inVestin”) a company wholly owned by our manager’s CEO.  These entities have been formed to invest in real estate loans.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Restricted Cash

We have restricted cash, which relates to a cash deposit held as collateral by a banking institution for an irrevocable stand by letter of credit to support rent payments on the property we sold during November 2006.  The requirement for the deposit expires at the end of the lease on August 31, 2014.

Revenue Recognition

Interest is recognized as revenue when earned according to the terms of the loans, using the effective interest method.  We do not accrue interest income on loans once they are determined to be impaired.  A loan is impaired when based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.  Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction or when management does not believe our investment in the loan is fully recoverable.

Investments in Real Estate Loans

We may from time to time acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Operating Agreement without a premium.  The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital.  Selling or buying loans allows us to diversify our loan portfolio within these parameters.  Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value.  Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages.  Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity.  We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost.  Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate.  Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates.  Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment.  Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan.  Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans.  Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses.  Generally, subsequent recoveries of amounts previously charged off are added back to the allowance and included as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property.  As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry.  We, our manager and Vestin Originations generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes.  This additional information often causes management to reassess its estimates.  In recent years, we have revised estimates of our allowance for loan losses.  Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•
Lack of progress on real estate developments after we advance funds.  We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances.  After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Real Estate Held For Sale

Real estate held for sale includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property's estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions.  While pursuing foreclosure actions, we seek to identify potential purchasers of such property.  It is not our intent to invest in or own real estate as a long-term investment.  In accordance with Statement of Financial Accounting Standards (“FAS”) 144 – Accounting for the Impairment or Disposal of Long Lived Assets (“FAS 144”), we seek to sell properties acquired through foreclosure as quickly as circumstances permit.  The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies real estate held for sale when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Classification of Operating Results from Real Estate Held for Sale

FAS 144 generally requires operating results from long lived assets held for sale to be classified as discontinued operations as a separately stated component of net income.  Our operations related to real estate held for sale are separately identified in the accompanying statements of income.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity.  Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in.  We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue for any differential of the interest spread, if applicable.  Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with Statement of Financial Accounting Standards (“FAS”) 140 – Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS 140”).

The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM I and/or VRM II (collectively, the “Lead Lenders”).  In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements.  In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid.  Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with FAS 140.  We do not receive any revenues for entering into secured borrowing arrangements.

Investment in Marketable Securities – Related Party

Investment in marketable securities – related party consists of stock in VRM II.  The securities are stated at fair value as determined by the closing market price as of December 31, 2008.  All securities are classified as available-for-sale under the provisions of FAS 115 – Accounting for Certain Investments in Debt and Equity Securities (“FAS 115”).

We evaluate our available-for-sale investment for other-than-temporary impairment charges in accordance with Emerging Issues Task Force, or EITF 03-1, The Meaning of Other-Than-Temporary Impairment and it’s Application to Certain Investments.  FAS 115 and EITF 03-1 require us to determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), and evaluate whether the impairment is other than temporary (i.e., investment value will not be recovered over its remaining life), and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value.

According to the SEC Staff Accounting Bulletin, Topic 5: Miscellaneous Accounting, M - Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities, there are numerous factors to be considered in such an evaluation and their relative significance will vary from case to case.  The following are a few examples of the factors, which individually or in combination, indicate that a decline is other than temporary and that a write down of the carrying value is required:

•	The length of the time and the extent to which the market value has been less than cost;

•
The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Fair Value Disclosures

On January 1, 2008, we adopted FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“FAS 159”).  FAS 159 permits companies to choose to measure certain financial assets and liabilities at fair value (the “fair value option”).  If the fair value option is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g. debt issue costs.  The fair value election is irrevocable and may generally be made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to fair value.  At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings.

We chose not to elect the fair value option for our financial assets and liabilities existing on January 1, 2008, and did not elect the fair value option for financial assets and liabilities transacted during the year ended December 31, 2008.  Therefore, the adoption of FAS 159 had no impact on our financial statements.

On January 1, 2008, we also adopted FAS No. 157, Fair Value Measurements (“FAS 157”), as required for financial assets and liabilities, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  In February 2008, the FASB issued FASB Staff Position No. 157-2, a one-year deferral of FAS 157’s fair value measurement requirements for non-financial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis.  The adoption of FAS 157 for our financial assets and liabilities did not have a material impact on our financial statements.  We do not expect the adoption of FAS 157 as it pertains to non-financial assets and liabilities to have a material impact on our financial statements.

Under FAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows.  FAS 157 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.  Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances.  The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•
Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access.  Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•
Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.

Net Income Allocated to Members Per Weighted Average Membership Unit

Net income allocated to members per weighted average membership unit is computed by dividing net income calculated in accordance with GAAP by the weighted average number of membership units outstanding for the period.

Segments

We operate as one business segment.

Income Taxes

Income tax effects resulting from our operations pass through to our members individually and, accordingly, no provision for income taxes is included in the financial statements.

Reclassifications

Certain reclassifications have been made to the prior periods’ financial statements to conform to the current period presentation.

NOTE C — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments with concentration of credit and market risk include cash, marketable securities related party and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit, which at times may exceed federally insured limits.  We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to cash deposits based on management review of these financial institutions.  As of December 31, 2008 and December 31, 2007, we had approximately $1.7 million and $3.6 million, respectively, in excess of the federally insured limits.

As of December 31, 2008, 40%, 20%, 20% and 11% of our loans were in Nevada, Arizona, Oregon and California, respectively, compared to 46%, 18%, 15% and 10%, at December 31, 2007, respectively.  As a result of this geographical concentration of our real estate loans, the downturn in the local real estate markets in these states has had a material adverse effect on us.

At December 31, 2008 and December 31, 2007, the loan to our largest borrower represented 11% and 7%, respectively, of our total investment in real estate loans.  This commercial property real estate loan is located in Oregon, with a first lien position and an outstanding balance of approximately $1.5 million.  As of December 31, 2008, this loan was considered non-performing.

The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash.  As the economy weakens and credit has become more difficult to obtain, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted.  In addition, an increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on our borrower’s ability to refinance.

Common Guarantors

As of December 31, 2008, two loans totaling approximately $2.7 million, representing approximately 20.1% of our portfolio’s total value, had a common guarantor.  Both loans were considered non-performing as of December 31, 2008.  As of December 31, 2007, we had three loans totaling approximately $3.3 million with this guarantor, representing approximately 15.1% of our portfolio’s total value, had a common guarantor.  All three loans were considered performing as of December 31, 2007.

As of December 31, 2008, five loans totaling approximately $1.7 million, representing approximately 13.1% of our portfolio’s total value, had a common guarantor.  All five loans were considered performing as of December 31, 2008.  Subsequent to December 31, 2008, these loans have been modified, whereby the interest rate reduced from 10.5% to 8% starting in January 2009.  Interest payments will be payable monthly, ranging from 3.0% to 4.25%, beginning January 25, 2009, and accrued at a range of 3.75% to 5.0% payable at the end of the loan.  All these loans required payments have been received as of March 11, 2009, and are considered performing.  As of December 31, 2007, we had five loans totaling approximately $1.8 million with this guarantor, representing approximately 8.3% of our portfolio’s total value.  All five loans were considered performing as of December 31, 2007.

As of December 31, 2008, two loans totaling approximately $2.4 million, representing approximately 18.0% of our portfolio’s total value, had a common guarantor.  Both loans were considered non-performing as of December 31, 2008.  As of December 31, 2007, these two loans represented approximately 11.0% of our portfolio’s total value.  Both loans were considered performing as of December 31, 2007.

For additional information regarding the above non-performing loans see “Non-Performing Loans” in Note D – Investments In Real Estate Loans of the Notes to the Financial Statements included in Part II, Item 8 Financial Statement and Supplementary Data of this Report Form 10-K.

NOTE D — INVESTMENTS IN REAL ESTATE LOANS

As of December 31, 2008, and 2007, all of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.

In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time.  At December 31, 2008, we had approximately $1.1 million in investments in real estate loans that had interest reserves where the total outstanding principal due to our co-lenders and us was approximately $24.0 million.  These loans had interest reserves of approximately $1.5 million, of which our portion was $35,000.  At December 31, 2007, we had approximately $6.2 million in investments in real estate loans that had interest reserves where the total outstanding principal due to our co-lenders and us was approximately $78.6 million.  These loans had interest reserves of approximately $3.7 million, of which our portion was approximately $0.3 million.

On December 12, 2008, we, VRM I, and VRM II, sold the Silver Star Destinations, LLC loan, which was considered non-performing, to an unrelated third party for approximately $9.9 million, of which our portion was $102,000.  At the time of the sale, the loan was carried at $132,000, which included an allowance for loan loss of $144,000.  The sale resulted in us recognizing a net loss of $30,000.

As of December 31, 2008, we had five real estate loan products consisting of commercial, construction, acquisition and development, land and residential.  The effective interest rates on all product categories range from 6% to 15%.  Revenue by product will fluctuate based upon relative balances during the period.

Loan Portfolio

Investments in real estate loans as of December 31, 2008, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Acquisition and Development	--	$--	--%	--%	--%
Commercial	10	7,815,000	11.24%	58.71%	95.54%
Construction	4	1,622,000	10.50%	12.18%	102.60%
Land	4	3,875,000	12.31%	29.11%	94.76%
Total	18	$13,312,000	11.46%	100.00%	96.60%

Investments in real estate loans as of December 31, 2007, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Acquisition and Development	3	$3,138,000	12.77%	14.36%	62.80%
Commercial	10	9,108,000	11.17%	41.68%	81.84%
Construction	6	2,501,000	11.17%	11.45%	73.31%
Land	7	7,104,000	12.67%	32.51%	65.54%
Total	26	$21,851,000	11.89%	100.00%	72.70%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans.  The weighted average interest rate on performing loans only, as of December 31, 2008 and December 31, 2007, was 10.40% and 11.61%, respectively.  Please see “Non-Performing Loans” and “Asset Quality and Loan Reserves” below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses.  Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of December 31, 2008 and December 31, 2007:

Loan Type	Number of Loans	December 31, 2008 Balance *	Portfolio Percentage	Number of Loans	December 31, 2007 Balance *	Portfolio Percentage

First deeds of trust	14	$12,326,000	92.59%	25	$21,551,000	98.63%
Second deeds of trust	4	986,000	7.41%	1	300,000	1.37%
Total	18	$13,312,000	100.00%	26	$21,851,000	100.00%

*	Please see Balance Sheet Reconciliation below.

The following is a schedule of contractual maturities of investments in real estate loans as of December 31, 2008:

Non-performing and past due loans (a)	$11,857,000
January 2009 – March 2009	468,000
April 2009 - June 2009	200,000
July 2009 - September 2009	--
October 2009 - December 2009	118,000
January 2010 – March 2010	469,000
Thereafter	200,000

Total	$13,312,000

(a)	Amounts include the balance of non-performing loans and loans that have been extended subsequent to December 31, 2008.

The following is a schedule by geographic location of investments in real estate loans as of December 31, 2008 and December 31, 2007:

	December 31, 2008 Balance *	Portfolio Percentage	December 31, 2007 Balance *	Portfolio Percentage

Arizona	$2,672,000	20.07%	$3,864,000	17.68%
California	1,400,000	10.52%	2,150,000	9.84%
Nevada	5,370,000	40.34%	10,140,000	46.40%
Oklahoma	1,000,000	7.51%	1,000,000	4.58%
Oregon	2,670,000	20.06%	3,297,000	15.09%
Texas	200,000	1.50%	1,400,000	6.41%
Total	$13,312,000	100.00%	$21,851,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheets.

	December 31, 2008 Balance (a)	December 31, 2007 Balance
Balance per loan portfolio	$13,312,000	$21,851,000
Less:
Allowance for loan losses (b)	(5,446,000)	(1,026,000)
Balance per balance sheet	$7,866,000	$20,825,000

(a)
We recognized an impairment loss of $47,000, which was applied to the 2503 Panorama, LLC loan balance, related to the restructuring of a loan, whereby the interest rate was reduced from 12% to 6% starting in May 2008.  As of December 31, 2008, we, VRM I and VRM II recognized an allowance for loan loss of approximately $4.0 million, of which our portion was approximately $0.3 million, related to this loan.

(b)	Please refer to Specific Reserve Allowance below.

Non-Performing Loans

As of December 31, 2008, we had nine loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).  These loans are currently carried on our books at a value of approximately $5.5 million, net of allowance for loan losses of approximately $4.8 million, which does not include the allowances of approximately $0.7 million relating to the decrease in the property value for performing loans as of December 31, 2008.  These loans have been placed on non-accrual of interest status and are the subject of pending foreclosure proceedings.  At December 31, 2008, the following loans were non-performing:

•
Monterrey Associates, L.P. is a non-performing loan, which was originally secured by various real estate collateral, including a 248 unit apartment complex in Oklahoma City, Oklahoma.  The outstanding balance on the loan is approximately $4.4 million, of which our portion is $1.0 million.  As of December 31, 2008, this loan has been considered non-performing for the last twenty-eight months.  Our manager brought foreclosure and other legal proceedings to protect our interest in the collateral.  The borrowers have alleged that our lien on the Oklahoma City apartment complex was extinguished as a result of our foreclosure of a Deed of Trust and sale of other collateral located in Kansas City, Missouri securing the non-performing loan.  We filed a Petition to set aside the sale of the Missouri collateral, which the court dismissed.  We appealed the dismissal and are awaiting a decision.  We are vigorously contesting Monterrey’s position; however, we cannot determine at this time the outcome of these legal proceedings.  As of December 31, 2008, based on our manager’s evaluation, our manager has provided a specific allowance for the full amount of the loan totaling approximately $4.4 million, of which our portion is approximately $1.0 million.

•
World Capital Durango Alpha is a loan to provide financing for the development of 9.27 acres of land located in Las Vegas, NV with an outstanding balance of approximately $7.1 million of which our portion is $1.0 million and is secured by a first lien on the property and guaranteed by the principals of the borrower.  As of December 31, 2008, this loan has been considered non-performing for the last eight months.  On October 29, 2008, the borrower filed for bankruptcy protection.  Our manager was successful in lifting the automatic stay from bankruptcy, and has commenced both foreclosure proceedings and litigation against the personal guarantors in order to enforce the personal guarantees.  The foreclosure sale is scheduled for March 30, 2009.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has provided a specific allowance totaling approximately $2.0 million, of which our portion is approximately $0.3 million.

•
Peoria 180, LLC is a loan, with a variable interest rate, to provide financing for the development of 171 acres located in Glendale, Arizona with an outstanding balance of $18.0 million of which our portion is approximately $1.2 million and is secured by a first lien on the property and guaranteed by the principals of the borrower.  As of December 31, 2008, this loan has been considered non-performing for the last eight months.  Our manager has commenced foreclosure proceedings and has been awarded a default judgment against the guarantors for approximately $24.4 million, although it cannot be determined at this time how much, if any, can be recovered from the guarantors.  On September 26, 2008, the borrower filed for bankruptcy protection.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has provided a specific allowance of approximately $15.0 million, of which our portion is approximately $1.0 million.  On March 23, 2008, we, VRM I and VRM II, sold the Peoria 180, LLC loan to an unrelated third party for $3.0 million.  The sale resulted in no gain or loss.

•
Redwood Place, LLC is a loan that provided for the acquisition and conversion to condominiums of a 186-unit apartment complex located in Phoenix, Arizona.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is approximately $15.0 million, of which our portion is approximately $1.3 million.  The loan matured on April 5, 2008, and the borrower failed to either pay the loan or extend the term.  As of December 31, 2008, this loan has been considered non-performing for the last eight months.  Our manager has commenced both foreclosure proceedings and litigation against the personal guarantors in order to enforce the personal guarantees.  On August 27, 2008, the borrower filed for bankruptcy protection.  On September 30, 2008, we, VRM I, and VRM II reached a tentative settlement agreement with the borrower to foreclose upon the property.  The guarantors entered into a confession of judgment for an amount of $1.1 million and agreed to pay annual deficiency payments starting on September 30, 2009, monthly interest payments starting on November 1, 2008 and accrued property taxes due on or before November 28, 2008.  The guarantors are currently in default under the settlement agreement, and we intend to proceed against them, however it cannot be determined at this time how much, if any, will be collected.  As of December 31, 2008, based on our manager’s evaluation and pending sales agreement, our manager has provided a specific allowance of approximately $7.0 million, of which our portion is approximately $0.6 million.  On January 16, 2009, we, VRM I, and VRM II foreclosed upon Redwood Place, LLC and classified the property as real estate held for sale.  During February 2009, our manager received a sales agreement to purchase the property for approximately $8.7 million, of which our portion would be approximately $0.7 million.  There can be no assurance that the sale will be completed.

•
WCP Warm Springs Holdings 1, LLC is a loan to provide financing for 10 acres of vacant land located in Las Vegas, NV.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $8.5 million, of which our portion is $1.4 million.  As of December 31, 2008, this loan has been considered non-performing for the last seven months.  On October 29, 2008, the borrower filed for bankruptcy protection.  Our manager was successful in lifting the automatic stay, and has commenced both foreclosure proceedings and litigation to enforce the personal guarantees.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has provided a specific allowance of approximately $4.1million, of which our portion is approximately $0.7 million.

•
Babuski, LLC is a loan to provide financing for 9.23 acres of land in Las Vegas, NV.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $9.5 million, of which our portion is approximately $0.3 million.  The borrowers defaulted and the loan became non-performing.  On October 16, 2008, we, VRM I and VRM II entered into a forbearance agreement to postpone the foreclosure date on the property.  The guarantor paid $250,000 for cost and interest due related to the loan.  As of December 31, 2008, this loan has been considered non-performing for the last seven months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has concluded that the current value of the underlying collateral should be sufficient to protect us from loss of principal.  No specific allowance was deemed necessary as of December 31, 2008.

•
Barger Road Cottages, LLC is a commercial loan to provide financing for the Alpine Meadow Retirement Community, consisting of 23 cottage units with garages, community building and surplus land, located in Eugene, OR.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $6.0 million, of which our portion is approximately $1.5 million.  As of December 31, 2008, this loan has been considered non-performing for the last seven months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  On January 7, 2009, the main principal of the borrower filed for bankruptcy protection and has filed a motion to enjoin us from proceeding to foreclose.  Our legal counsel is opposing the motion and is confident that we will prevail in our position.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has concluded that the current value of the underlying collateral should be sufficient to protect us from loss of principal.  No specific allowance was deemed necessary as of December 31, 2008.

•
Lohrey Investments, LLC is a commercial loan to provide financing for income producing property located in Gilroy, CA.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $16.0 million, of which our portion is $1.4 million.  As of December 31, 2008, this loan has been considered non-performing for the last six months.  Our manager has commenced foreclosure proceedings, and has been awarded a default judgment against the guarantors for approximately $21.3 million, although it cannot be determined at this time how much, if any, can be recovered from the guarantors.  During October 2008, the tenant, who is a related party to the borrower, filed for bankruptcy protection and then on January 6, 2009 the borrower filed for bankruptcy protection.  On February 11, 2009, the guarantors filed for bankruptcy protection.  The property is not currently generating any income.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has provided a specific allowance of approximately $7.2 million, of which our portion is approximately $0.6 million.

•
Cascadia Canyon, LLC is a commercial loan to provide financing for 12.39 acres of land plus the SUMCO North Campus, SUMCO South Campus located in Salem, OR.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is approximately $19.5 million, of which our portion is approximately $1.2 million.  As of December 31, 2008, this loan has been considered non-performing for the last five months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  As of December 31, 2008, based on our manager’s evaluation, an updated appraisal and current sales price, our manager has provided a specific allowance totaling approximately $10.3 million, of which our portion is approximately $0.6 million.

The following schedule summarizes the non-performing loans as of December 31, 2008:

Loan Name	Balance at December 31, 2008	Allowance for Loan Loss **	Net Balance at December 31, 2008	Maturity Date	Number of Months Non-Performing	Percentage of Total Loan Balance
Monterrey Associates, L.P.	$1,000,000	$(1,000,000)	$--	9/1/2006	28	23%
World Capital Durango Alpha (2)	1,000,000	(282,000)	718,000	5/16/2008	8	14%
Peoria 180, LLC	1,182,000	(985,000)	197,000	6/30/2008	8	7%
Redwood Place, LLC	1,290,000	(601,000)	689,000	4/5/2008	8	9%
WCP Warm Springs Holdings 1, LLC	1,400,000	(673,000)	727,000	5/10/2008	7	16%
Babuski, LLC	293,000	--	293,000	6/17/2008	7	3%
Barger Road Cottages, LLC	1,520,000	--	1,520,000	12/5/2008	7	25%
Lohrey Investments, LLC	1,400,000	(630,000)	770,000	10/29/2008	6	9%
Cascadia Canyon, LLC	1,150,000	(606,000)	544,000	2/12/2009	5	6%
Total	$10,235,000	$(4,777,000)	$5,458,000

*	Please refer to Specific Reserve Allowances below.

Our manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses.  Management’s evaluation may include, but is not limited to, appraisals, real estate broker comps, the borrower’s current financial standing and other market conditions.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed.  As of December 31, 2008, we have provided specific reserves, related to seven non-performing loans and seven performing loans, of approximately $5.4 million.  Our manager evaluated the loans and, based on current estimates regarding the value of the remaining underlying collateral or the borrowers’ ability to pay, believes that such collateral is sufficient to protect us against further losses of principal.  However, such estimates could change or the value of underlying real estate could decline.  Our manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded in future periods.

Because any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect.  In such event, actual losses may exceed (or be less than) the amount of any reserve.  To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our members.

Specific Reserve Allowances

The following table is a roll-forward of the allowance for loan losses for the year ended December 31, 2008.  Following the table is a discussion of the status of each identified loan and the reasons for the recording of additional reserves during the year ended December 31, 2008.

Description	Balance at December 31, 2007	Specific Reserve Allocation	Sales & Transfers to REO	Balance at December 31, 2008
Monterrey Associates, L.P.	$545,000	$455,000	$--	$1,000,000
Brawley CA 122, LLC	255,000	--	(255,000)	--
Peoria 180, LLC	108,000	877,000	--	985,000
Terravita, LLC (a)	118,000	--	--	118,000
V & M Homes at the Palms, Inc.	--	839,000	(839,000)	--
Redwood Place, LLC	--	601,000	--	601,000
2503 Panorama, LLC (a)	--	322,000	--	322,000
MRPE, LLC	--	240,000	(240,000)	--
Silver Star Destinations, LLC	--	144,000	(144,000)	--
WCP Warm Springs Holdings 1, LLC	--	673,000	--	673,000
Lohrey Investments, LLC	--	630,000	--	630,000
World Capital Durango Alpha (2)	--	282,000	--	282,000
Wolfpack Properties, LLC (a)	--	71,000	--	71,000
ExecuSuite Properties, LLC (a)	--	34,000	--	34,000
SE Property Investments, LLC (a)	--	26,000	--	26,000
Devonshire, LLC (a)	--	91,000	--	91,000
Building A, LLC & Building C, LLC (a)	--	7,000	--	7,000
Cascadia Canyon, LLC	--	606,000	--	606,000
Total	$1,026,000	$5,898,000	$(1,478,000)	$5,446,000

(a)	As of December 31, 2008, these loans were considered performing.

Monterrey Associates, L.P. – As of December 31, 2008, our manager has provided a specific reserve allowance for the outstanding balance of the loan, related to a non-performing commercial loan on a 248-unit apartment complex in Oklahoma City, OK, of approximately $4.4 million, of which our portion was $1.0 million.  This specific reserve allowance was based on our manager’s evaluation and an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2008, and our manager’s evaluation.  Our manager will continue to evaluate our position in the loan.

Peoria 180, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a land loan on property located in Glendale, AZ, of approximately $15.0 million, of which our portion was approximately $1.0 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan obtained by our manager during February 2009.  As of December 31, 2008, the loan was considered non-performing.  On March 23, 2008, we, VRM I and VRM II, sold the Peoria 180, LLC loan to an unrelated third party for $3.0 million.  The sale resulted in no gain or loss.

Terravita, LLC – During the year ended December 31, 2007, our manager provided a specific reserve allowance, related to a commercial loan on a 100-unit condominium/apartment project in North Las Vegas, NV, totaling approximately $0.7 million, of which our portion was approximately $0.1 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan and evaluation of the borrower, obtained by our manager during January 2008.  During February 2008, the loans on the Terravita LLC property, with first and second positions were rewritten into one loan, which included a principal pay down of $6.6 million, with a second position totaling approximately $3.1 million of which our portion is approximately $0.5 million.  The terms of the rewritten loan remain the same as those of the original loans and the loan was performing as required as of December 31, 2008.  Our manager will continue to evaluate our position in the loan.

Redwood Place, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan for the acquisition and conversion to condominiums of a 186-unit apartment complex located in Phoenix, Arizona, of approximately $7.0 million, of which our portion was approximately $0.6 million.  This specific reserve allowance was based on our manager’s evaluation and pending sales agreement, obtained by our manager during February 2009.  Our manager will continue to evaluate our position in the loan.  On January 16, 2009, we, VRM I, and VRM II foreclosed upon Redwood Place, LLC and classified the property as real estate held for sale.  During February 2009, our manager received a sales agreement to purchase the property for approximately $8.7 million, of which our portion would be approximately $0.7 million.  There can be no assurance that the sale will be completed.

2503 Panorama, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan for a 5,700 square foot penthouse located on the 25th floor of Panorama Towers I in Las Vegas, NV, of approximately $4.0 million, of which our portion is approximately $0.3 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during February 2009.  In addition, we recognized an impairment loss of $47,000, which was applied to the loan balance, related to the restructuring of the loan, whereby the interest rate was reduced from 12% to 6% starting in May 2008.  Our manager will continue to evaluate our position in the loan.

WCP Warm Springs Holdings 1, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on 10 acres of vacant land located in Las Vegas, NV, of approximately $4.1 million, of which our portion is approximately $0.7 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during September 2008.  Our manager will continue to evaluate our position in the loan.

Lohrey Investments, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on income producing property located in Gilroy, CA, of approximately $7.2 million, of which our portion is approximately $0.6 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during October 2008.  Our manager will continue to evaluate our position in the loan.

World Capital Durango Alpha, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on 9.27 acres of land located in Las Vegas, NV, of approximately $2.0 million, of which our portion is approximately $0.3 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

Casciadia Canyon, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to an non-performing loan on 12.39 acres of land plus the SUMCO North Campus, SUMCO South Campus located in Salem, OR, of approximately $10.3 million, of which our portion is approximately $0.6 million.  This specific reserve allowance was based on the current sales price of the underlying collateral for this loan.  Our manager will continue to evaluate our position in the loan.

Wolfpack Properties, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan on a 22,000 SqFt Class A Office Building "B" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of approximately $1.2 million, of which our portion is $71,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

ExecuSuite Properties, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan on 22,000 SqFt Class A Office Building "D" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of approximately $0.6 million, of which our portion is $34,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

SE Property Investments, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan on 22,000 SqFt Class A Office Building "E" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of approximately $0.4 million, of which our portion is $26,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

Devonshire, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan on 22,000 SqFt Class A Office Building "F" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of approximately $1.6 million, of which our portion is $91,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

Building A, LLC & Building C, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a second lien position performing loan on 3.18 acres of land lying within the Village Business Park and a 45,622 SqFt Office Building "C" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of $106,000, of which our portion is $7,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

As of December 31, 2008, our manager had granted extensions on 13 loans, totaling approximately $134.0 million, of which our portion was approximately $10.8 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent.  Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing.  However, our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan.  In addition, if circumstances warrant, our manager may extend a loan that is in default as part of a work out plan to collect interest and principal.  Subsequent to their extension, 8 of the 13 loans have become non-performing.  The loans, which became non-performing after their extension, had a total principal amount at December 31, 2008 of approximately $98.0 million, of which our portion is approximately $8.7 million.  Subsequent to December 31, 2008, we modified five loans with a common guarantor that became delinquent.  As part of the modifications, these loans were extended.  For further information regarding these loans, see Common Guarantors in Note C – Financial Instruments and Concentrations of Credit Risk.

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans.  The amount of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectibility is doubtful is a matter of judgment.  On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment.  The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired.  Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves.  Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  The following is a breakdown of allowance for loan losses related to performing and non-performing loans as of December 31, 2008 and December 31, 2007:

	As of December 31, 2008
	Balance	Allowance for loan losses *	Balance, net of allowance

Non-performing loans – no related allowance	$1,813,000	$--	$1,813,000
Non-performing loans – related allowance	8,422,000	(4,777,000)	3,645,000
Subtotal nonperforming loans	10,235,000	(4,777,000)	5,458,000

Performing loans – no related allowance	400,000	--	400,000
Performing loans – related allowance	2,677,000	(669,000)	2,008,000
Subtotal performing loans	3,077,000	(669,000)	2,408,000

Total	$13,312,000	$(5,446,000)	$7,866,000

*	Please refer to Specific Reserve Allowances above.

	As of December 31, 2007
	Balance	Allowance for loan losses	Balance, net of allowance

Non-performing loans – no related allowance	$4,088,000	$--	$4,088,000
Non-performing loans – related allowance	1,750,000	(800,000)	950,000
Subtotal nonperforming loans	5,838,000	(800,000)	5,038,000

Performing loans – no related allowance	13,231,000	--	13,231,000
Performing loans – related allowance	2,782,000	(226,000)	2,556,000
Subtotal performing loans	16,013,000	(226,000)	15,787,000

Total	$21,851,000	$(1,026,000)	$20,825,000

Our manager evaluated our loans and, based on current estimates with respect to the value of the underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal or interest.  However, such estimates could change or the value of the underlying real estate could decline.  Our manager will continue to evaluate our loans in order to determine if any other allowance for loan losses should be recorded.

NOTE E — INVESTMENT IN MARKETABLE SECURITIES – RELATED PARTY

As of December 31, 2008, we owned 114,117 shares of VRM II’s common stock, representing approximately 0.83% of their total outstanding common stock.

During the year ended December 31, 2008, in accordance with FAS 115 and FSP FAS 115-1 and FAS 124-1, we evaluated our investment in VRM II’s common stock and determined there was an other-than-temporary impairment as of September 30, 2008.  Based on this evaluation we have reversed our unrealized other comprehensive losses and realized losses on our investment to its fair value, as of September 30, 2008, to $3.89 per share totaling approximately $0.4 million dollars and recognizing an impairment of approximately $1.2 million.

As of December 31, 2008, our manager evaluated the near-term prospects of VRM II in relation to the severity and duration of the unrealized loss since September 30, 2008.  Based on that evaluation and our ability and intent to hold this investment for a reasonable period of time sufficient for a forecasted recovery of fair value, we do not consider our investment in VRM II to be other-than-temporarily impaired at December 31, 2008.  We will continue to evaluate our investment in marketable securities on a quarterly basis.  There were no other-than-temporary impairments made during the year ended December 31, 2007.

NOTE F — REAL ESTATE HELD FOR SALE

At December 31, 2008, we held seven properties with a total carrying value of approximately $2.7 million, which were acquired through foreclosure and recorded as investments in real estate held for sale.  None of these properties generated income from rentals or other sources during the year ended December 31, 2008.  Expenses incurred during the year ended December 31, 2008, related to our real estate held for sale totaled approximately $3.5 million.  These expenses included approximately $3.3 million in write-downs on real estate held for sale.  The summary below includes our percentage of ownership in each of the properties.  Our investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.  It is not our intent to invest in or own real estate as a long-term investment.  We seek to sell properties acquired through foreclosure as quickly as circumstances permit.  Set forth below is a roll-forward of investments in real estate held for sale during the year ended December 31, 2008, followed by a discussion of the basis for recording additional write-downs during the year ended December 31, 2008:

Description	Date Acquired	Percentage of Ownership	Balance at December 31, 2007	Acquisitions	Write Downs	Cash Reductions	Net Cash Proceeds on Sales	Gain (Loss) on Sale of Real Estate	Balance at December 31, 2008

Rio Vista Nevada, LLC (1)	12/21/2006	2%	$546,000	$--	$(502,000)	$--	$--	$--	$44,000
Pirates Lake, LTD (2)	2/5/2008	16%	--	1,400,000	(1,068,000)	(29,000)	--	--	303,000
Forest Development, LLC (3)	3/7/2008	12%	--	301,000	(89,000)	--	(174,000)	(38,000)	--
Brawley CA 122, LLC (4)	5/1/2008	33%	--	495,000	(189,000)	--	--	--	306,000
V & M Homes at the Palms, Inc. (5)	7/15/2008	36%	--	549,000	(131,000)	--	--	--	418,000
MRPE, LLC (6)	8/11/2008	8%	--	1,160,000	(630,000)	--	--	--	530,000
Jeffrey's Court, LLC (7)	9/3/2008	20%	--	1,000,000	(275,000)	--	--	--	725,000
Cliff Shadows Properties, LLC (8)	9/8/2008	4.8%	--	811,000	(403,000)	--	--	--	408,000

Total			$546,000	$5,716,000	$(3,287,000)	$(29,000)	$(174,000)	$(38,000)	$2,734,000

(1)
Rio Vista Nevada, LLC – During December 2006, we, VRM I and VRM II acquired through foreclosure proceedings 480 residential building lots and two single family dwellings in Rio Vista Village Subdivision in Cathedral City, CA.  During the year ended December 31, 2008, our manager evaluated the carrying value of real estate acquired through foreclosure located in Cathedral City, California.  Based on our manager’s evaluation and an updated appraisal obtained during February 2009, the property was written down approximately $25.95 million, of which our portion was approximately $0.5 million, during the year ended December 31, 2008.

(2)
Pirates Lake, LTD – During February 2008, we, VRM I and VRM II acquired through foreclosure proceedings approximately 46.75 acres of land in Galveston, TX.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in October 2008 and the current sales price, the property was written down approximately $6.5 million, of which our portion was approximately $1.1 million.  During June 2008, we received a deposit refund totaling $29,000.  The property is currently listed for sale at $2.0 million, which approximates the total book value, plus selling costs, for this property held by us, VRM I and VRM II.

(3)
Forest Development, LLC – During March 2008, we, VRM I and VRM II acquired through foreclosure proceedings two 4,000 square foot single family residences, together with the four remaining lots in a subdivision, located on Mt. Charleston, NV.  Our manager has evaluated the carrying value of the property and based on that evaluation the property was written down approximately $0.8 million, of which our portion was approximately $0.1 million.  During September 2008, we, VRM I and VRM II sold this property for approximately $1.4 million, of which our portion was approximately $0.2 million.  The sale resulted in a net loss of approximately $0.4 million, of which our portion was $38,000.

(4)
Brawley CA 122, LLC – During May 2008, we, VRM I, and VRM II acquired through foreclosure proceedings a 25 acre proposed 122 single-family subdivision to be known as River Drive Subdivision in Brawley, CA.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in December 2008, the property was written down approximately $0.6 million, of which our portion was approximately $0.2 million, during the year ended December 31, 2008.  The property is currently listed for sale.

(5)
V & M Homes at the Palms, Inc. – During July 2008, we, VRM I, and VRM II acquired through foreclosure proceedings an 80 acre parcel of land in Florence, AZ.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in February 2009, the property was written down approximately $0.4 million, of which our portion was approximately $0.1 million, during the year ended December 31, 2008.  The property is currently listed for sale.

(6)
MRPE, LLC – During August 2008, we, VRM I, and VRM II acquired through foreclosure proceedings 132.03 acres of land within the Wolf Creek Estates Master Planned Community, located in Mesquite, NV.  Our manager has evaluated the carrying value of the property and based on its analysis, updated appraisal obtained in January 2009, and current sales price, the property was written down approximately $7.6 million, of which our portion was approximately $0.6 million, during the year ended December 31, 2008.  The property is currently listed for sale at approximately $7.0 million, which approximates the total book value, plus selling costs, for this property held by us, VRM I and VRM II.

(7)
Jeffrey's Court, LLC – During September 2008, we, VRM I, and VRM II acquired through foreclosure proceedings 4.92 acres of land to be developed into 119 condominium units in Las Vegas, NV.  Our manager has evaluated the carrying value of the property and based on its analysis, updated appraisal obtained in January 2009, and current sales price, the property was written down approximately $1.4 million, of which our portion is approximately $0.3 million, during the year ended December 31, 2008.  The property is currently listed for sale.

(8)
Cliff Shadows Properties, LLC – During September 2008, we, VRM I, and VRM II acquired through foreclosure proceedings a 106 Unit Townhouse Project known as Cliff Shadows Townhomes located in Las Vegas, NV.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in September 2008 and the current purchase agreement, the property was written down approximately $8.4 million, of which our portion was approximately $0.4 million, during the year ended December 31, 2008.  During January 2009, our manager received a sales agreement to purchase the property for approximately $9.6 million, of which our portion would be approximately $0.5 million.  On March 6, 2009, we, VRM I, and VRM II completed the sale of 98 units, with the remaining units pending final escrow.

NOTE G — RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties.  Pursuant to the terms of our Operating Agreement, such acquisitions and sales are made without any mark up or mark down.  No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments.  The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our manager is entitled to receive from us a management (acquisition and advisory) fee up to 2.5% of the gross offering proceeds and up to 3% of our rental income.  For the years ended December 31, 2007 and 2006, we recorded fees to our manager of $7,000 and $45,000, respectively.  No management fees were recorded during the year ended December 31, 2008.  We paid our manager $56,000 for unpaid fees owed to our manager from our borrowers.  These unpaid fees became due and payable on demand from us.

We paid pro rata distributions owed to our manager totaling $15,000, $46,000 and $48,000, during the years ended December 31, 2008, 2007 and 2006, respectively, based upon 54,863 units owned by our manager.

During November 2006, we sold a portion of a loan to our manager for $700,000 and repurchased the same portion for $700,000.  No gain or loss was recognized on this transaction.  There were no similar transaction during the years ended December 31, 2008 and 2007.

We recognized approximately $0.9 million in rental income for the years ended December 31, 2006, from Vestin Group related to an office building located in Las Vegas, Nevada.  During November 2006, we sold this building to an unrelated third party for a cash sales price of $14,250,000 and recognized a gain of approximately $2.6 million, net of sales expenses, which included a 3.0% sales commission to our manager of $428,000.  No similar sales were recorded during the years ended December 31, 2008 and 2007.  This building is leased to our parent corporation Vestin Group and the lease agreement governing this property expires in August 2014.

In connection with the sale of such building, we arranged for a $985,000 letter of credit in favor of the purchaser of the building (the “Purchaser”), which may be drawn upon by the Purchaser should Vestin Group default on its lease obligations.  Vestin Group is currently engaged in a dispute with the Purchaser and has not paid certain amounts allegedly due under its lease totaling approximately $0.3 million, as of March 1, 2009.  Vestin Group has provided us with a written agreement to fully indemnify and hold us harmless in the event that the Purchaser draws upon the letter of credit and we incur an obligation to reimburse the bank which issued the letter of credit.

During September 2008, we, VRM I and VRM II sold the Forest Development, LLC property to an unrelated third party.  As part of the sale, we, VRM I and Fund III paid our manager a commission of $46,000, shared pro-rata between us, VRM I and VRM II.

As of December 31, 2008, we owed our manager $58,000.  As of December 31, 2007, we owed our manager $1,000.

Transactions with Other Related Parties

During the year ended December 31, 2007, we sold $1.3 million in real estate loans to VRM II and purchased approximately $1.2 million in real estate loans from VRM II.  During the year ended December 31, 2006, we sold $4.9 million in real estate loans to VRM II and purchased $6.0 million in real estate loans from VRM II.  There was no gain or loss associated with these transactions.  During the year ended December 31, 2008, we had no similar transactions with VRM II.

As of December 31, 2008, we owned 114,117 common shares of VRM II, representing approximately 0.83% of their total outstanding common stock.  For the years ended December 31, 2008, 2007 and 2006, we recorded $56,000, $144,000 and $47,000, respectively, in dividend income based on the number of shares we held on the dividend record dates.

As of December 31, 2008, we owed VRM II $9,000.  We had no intercompany balance with VRM II as of December 31, 2007.

We paid pro rata distributions owed to inVestin totaling $10,000, $29,000 and $30,000, during the years ended December 31, 2008, 2007 and 2006, respectively, based upon 34,856 units owned by inVestin.

We paid pro rata distributions owed to Shustek Investments, a company wholly owned by our manager’s CEO, totaling $37,000, $85,000 and $16,000, during the years ended December 31, 2008, 2007 and 2006, respectively, based upon units owned by Shustek Investments.  As of December 31, 2008, 2007 and 2006, Shustek investments owned 160,857, 110,349 and 55,088, respectively.

During the years ended December 31, 2008, 2007 and 2006, we incurred $7,000, $10,000 and $20,000, respectively, for legal fees to the law firm of Levine, Garfinkel & Katz in which the Secretary of Vestin Group has an equity ownership interest in the law firm.

NOTE H — MEMBERS’ EQUITY

Allocations and Distributions

In accordance with our Operating Agreement, profits, gains and losses are to be credited to and charged against each member’s capital account in proportion to their respective capital accounts as of the close of business on the last day of each calendar month.

Distributions are paid monthly to members; however, on August 27, 2008, we suspended payment of distributions as a result of our current losses.  For the year ended December 31, 2008, distributions to members were approximately $0.7 million.

Working Capital Reserves

We are required by our Operating Agreement to maintain working capital reserves of approximately 3% of the aggregate capital accounts of the members.  This reserve is available to pay any future expenses in excess of revenues, satisfy obligations of underlying secured properties, expend money to satisfy our unforeseen obligations and other permitted uses of our working capital.  Working capital reserves up to 3% in cash, cash equivalents, certificates of deposit, short-term investments and marketable securities are excluded from the funds committed to investments in determining what proportion of the offering proceeds and reinvested distributions have been invested in real estate loans or real property.

Value of Members’ Capital Accounts

In accordance with Section 7.8 of our Operating Agreement, our manager reviewed the value of our assets during the three months ended December 31, 2008.  Based on this review the value of members’ capital accounts was adjusted from $7.55 per unit to $5.89 per unit, as of January 1, 2009.  The change in valuation is primarily for tax and capital account purposes and does not reflect the change in the value of the units calculated in accordance with GAAP.  Accordingly, unit prices calculated under GAAP may be different than the adjusted price per unit.

Redemption Limitation

Under our Operating Agreement, our members have limited withdrawal rights.  The withdrawal rights are subject to various limitations set forth in our Operating Agreement intended to protect our financial health and our status under the Internal Revenue Code.  These limitations provide, among other things, that withdrawals may not exceed 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year, subject to our manager’s discretion which may be exercised in accordance to our Operating Agreement.  As of December 31, 2008, the total redemptions made from inception were approximately $9.0 million.  Balances in Members’ capital accounts as of January 1, 2008 were approximately $26.3 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $2.6 million for calendar 2008.  Total redemptions during the year ended December 31, 2008, were approximately $2.8 million.  The remaining requests to redeem, as of December 31, 2008, were estimated at approximately, $1.3 million in 2009, $1.2 million in 2010, $1.3 million in 2011, $0.5 million in 2012, $0.4 million in 2013, $0.2 million in 2014, $0.2 million in 2015, $0.4 million in 2016, $0.1 million in 2017, $0.1 million in 2018 and $44,000 in 2019, subject to unit valuation adjustments and results of operations.

Our manager is currently considering a proposal for submission to our members that would seek approval to conduct an orderly liquidation of our operations.  If our manager proceeds with such proposal, a special meeting will be scheduled and proxy materials describing the proposed liquidation plan and the reasons therefore will be disseminated to all holders of record of our limited liability company units.

NOTE I — FAIR VALUE

As of December 31, 2008, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities - related party.  We had no assets or liabilities utilizing Level 2 inputs and assets and liabilities utilizing Level 3 inputs included investments in real estate loans.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, FAS 157 requires that an asset or liability be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure.  Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.  We use prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market.  In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments.  This condition may cause, our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

FAS 157 requires that the valuation techniques used by us be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach.  Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges.  Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs.  Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of December 31, 2008 measured at fair value on a recurring basis by the input levels prescribed by FAS 157:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/2008
Assets
Investment in marketable securities - related party	$360,000	$--	$--	$360,000
Investment in real estate loans	$--	$--	$7,863,000	$7,863,000

The following table presents the changes in our financial assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from January 1, 2008 to December 31, 2008.  There were no liabilities measured at fair value on a recurring basis using significant unobservable inputs as of January 1, 2008 and December 31, 2008.

Assets
Investment in real estate loans

Balance on January 1, 2008	$20,770,000
Change in temporary valuation adjustment included in net loss
Increase in allowance for loan losses	(5,898,000)
Change in impairment on restructured loans	(31,000)
Loss on sale of investment in real estate loan	(30,000)
Purchase and additions of assets
Transfer of real estate loans to real estate held for sale	(7,050,000)
Transfer of allowance on real estate loans to real estate held for sale	1,334,000
New mortgage loans and mortgage loans bought	696,000
Sales, pay downs and reduction of assets
Collections of principal and sales of investment in real estate loans	(2,124,000)
Reduction of allowance for loan loss related to sale of investment in real estate loan	144,000
Temporary change in estimated fair value based on future cash flows	52,000
Transfer to Level 1	--
Transfer to Level 2	--

Balance on December 31, 2008, net of temporary valuation adjustment	$7,863,000

NOTE J — RECENT ACCOUNTING PRONOUNCEMENTS

In January 2009, the FASB issued FASB Staff Position (“FSP”) EITF 99-20-1 – Amendments to the Impairment Guidance of EITF Issue No. 99-20.  This FSP affects all entities with certain beneficial interests in securitized financial assets within the scope of EITF Issue No. 99-20.  In determining other-than-temporary-impairment, Issue 99-20 requires reliance on market participant assumptions about future cash flows.  While FAS 115 – Accounting for Certain Investments in Debt and Equity Securities” (“FAS 115”) uses these same assumptions, it permits the use of reasonable management judgment on the probability that the holder will be unable to collect all amounts due.  This FSP brings the impairment model on beneficial interest held by a transferor in securitized financial assets, to be similar to the impairment model of FAS 115.  The FSP is effective for interim and annual reporting periods ending after December 15, 2008.  The adoption of this standard did not have a material impact on our financial position or results of operations.

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8 – Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP 140-4 and 46(R)-8”).  This FSP requires additional disclosures by public entities with continuing involvement in transfers of financial assets to special purpose entities and with variable interests in VIEs, including sponsors that have a variable interest in a VIE.  Additionally, this FSP requires certain disclosures to be provided by a public entity that is (1) a sponsor of a qualifying special-purpose entity (“SPE”) that holds a variable interest in the qualifying SPE but was not the transferor (non-transferor) of financial assets to the qualifying SPE, and (2) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor (non-transferor) of financial assets to the qualifying SPE.  This FSP is effective for the first reporting period (interim or annual) that ends after December 15, 2008.  The adoption of this standard did not have a material impact on our financial position or results of operations.

NOTE K— LEGAL MATTERS INVOLVING THE MANAGER

The United States Securities and Exchange Commission (the “Commission”), conducted an investigation of certain matters related to us, our manager, Vestin Capital, VRM I and VRM II.  We fully cooperated during the course of the investigation.  On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the Commission (the “Order”).  Our manager, Vestin Mortgage and its Chief Executive Officer, Michael Shustek, as well as Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the Commission found that the Respondents violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 through the use of certain slide presentations in connection with the sale of our units and units in Fund II, the predecessor to VRM II.  The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek’s suspension from association with any broker or dealer for a period of six months, which expired in March 2007.  In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities.  We are not a party to the Order.

On November 21, 2005, Desert Land filed a complaint in the state District Court of Nevada against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. which complaint is substantially similar to a complaint previously filed by Desert Land in the United States District Court, which complaint was dismissed by the United States Court of Appeals for the Ninth Circuit, which dismissal was upheld when the United States Supreme Court denied Desert Land’s Writ of Certiorari.  The action is based upon allegations that Del Mar Mortgage, Inc and/or Vestin Mortgage charged unlawful fees on various loans arranged by them in 1999, prior to the formation of Fund II.  On March 6, 2006, Desert Land amended the state court complaint to name VRM I.  Desert Land alleges that one or more of the defendants have transferred assets to other entities without receiving reasonable value therefore; alleges plaintiffs are informed and believe that defendants have made such transfers with the actual intent to hinder, delay or defraud Desert Land; that such transfers made the transferor insolvent and that sometime between February 27 and April 1, 2003, Vestin Group transferred $1.6 million to VRM I for that purpose.

The state court complaint further alleges that Desert Land is entitled to void such transfers and that pursuant to NRS 112.20, Desert Land is entitled to an injunction to enjoin defendants from further disposition of assets.  Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the action, and Mr. Shustek has guaranteed the indemnification.  In December 2008, this lawsuit was settled.  The settlement has no effect on us.

In April 2006, the lenders filed suit against the State of Hawaii listing 26 causes of action, including allegations that the State of Hawaii has illegally blocked the lender’s right to foreclose and take title to its collateral by inappropriately attaching conditions to the granting of licenses needed to operate the business, the pre-need trust funds and the perpetual care trust funds and that the State of Hawaii has attempted to force the lenders to accept liability for any statutory trust fund deficits while no such lender liability exists under the laws of the State of Hawaii.  The State of Hawaii responded by filing allegations against Vestin Mortgage, Inc. and VRM II alleging that these Vestin entities improperly influenced the former RightStar trustees to transfer trust funds to VRM II.

On May 9, 2007, VRM I, VRM II, Vestin Mortgage, the State of Hawaii and Comerica Incorporated announced that an arrangement had been reached to auction the RightStar assets.  On June 12, 2007, the court approved the resolution agreement, which provides that the proceeds of the foreclosure sale will be allocated in part to VRM I, VRM II and Vestin Mortgage in part to fund the trusts statutory minimum balances.  VRM I, VRM II, Vestin Mortgage, the State of Hawaii and Comerica have pledged to cooperate to recover additional amounts owed to the trusts and the creditors from others, while mutually releasing each other and RightStar from all claims.  VRM I, VRM II, Vestin Mortgage and the State of Hawaii have received offers and are currently requesting, entertaining, and reviewing bids on the RightStar properties.  The final outcome of this auction cannot be determined at this time.

VRM I and Vestin Mortgage, Inc. (“Defendants”) are defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who allege, among other things, that they were wrongfully denied appraisal rights in connection with the merger of Fund I into Vestin Realty Mortgage I, Inc.  The court certified a class of all former Fund I unit holders who voted against the merger of Fund I into Vestin Realty Mortgage I, Inc.  The trial is currently scheduled to begin on June 19, 2009.  The Defendants believe that the allegations are without merit and that they have adequate defenses.  The Defendants intend to undertake a vigorous defense.  The terms of VRM I’s management agreement and Fund I’s Operating Agreement contain indemnity provisions whereby Vestin Mortgage and Michael V. Shustek may be eligible for indemnification by VRM I with respect to the above actions.

VRM II and Vestin Mortgage, Inc. (“Defendants”) are defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who allege, among other things, that they were wrongfully denied appraisal rights in connection with the merger of Fund II into Vestin Realty Mortgage II, Inc.  The court certified a class of all former Fund II unit holders who voted against the merger of Fund II into Vestin Realty Mortgage II, Inc., and a subclass of all class members who were over the age of 60 and Nevada residents at the time of the merger.  The trial is currently scheduled to begin on June 19, 2009.  The Defendants believe that the allegations are without merit and that they have adequate defenses.  The Defendants intend to undertake a vigorous defense.  The terms of VRM II’s management agreement and Fund II’s Operating Agreement contain indemnity provisions whereby, Vestin Mortgage and Michael V. Shustek may be eligible for indemnification by VRM II with respect to the above actions.

VRM I, Vestin Mortgage, Inc. and Michael V. Shustek (“Defendants”) are defendants in a civil action filed by approximately 25 separate plaintiffs (“Plaintiffs”) in District Court for Clark County, Nevada.  The Plaintiffs allege, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund I into VRM I.  The action seeks monetary damages, punitive damages, and rescission .  The trial is currently scheduled to begin on April 19, 2010.  The Defendants believe that the allegations are without merit and that they have adequate defenses.  The Defendants intend to undertake a vigorous defense.  The terms of VRM I’s management agreement and Fund I’s operating agreement contain indemnity provisions whereby Vestin Mortgage and Michael V. Shustek may be eligible for indemnification by VRM I with respect to the above actions.

VRM II, Vestin Mortgage, Inc. and Michael V. Shustek (“Defendants”) are defendants in a civil action filed by 88 sets of plaintiffs representing approximately 138 individuals (“Plaintiffs”), in District Court for Clark County, Nevada.  The Plaintiffs allege, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund II into VRM II.  The action seeks monetary damages, punitive damages and rescission.  The trial is currently scheduled to begin on April 19, 2010.  The Defendants believe that the allegations are without merit and that they have adequate defenses.  The Defendants intend to undertake a vigorous defense.  The terms of VRM II’s management agreement and Fund II’s operating agreement contain indemnity provisions whereby Vestin Mortgage and Michael V. Shustek may be eligible for indemnification by VRM II with respect to the above actions.  VRM II, Vestin Mortgage, Inc. and Michael Shustek have entered into confidential settlement agreements with individual plaintiffs who collectively held approximately 10% of the total shares at issue in the action.  In addition, four individual plaintiffs have voluntarily withdrawn their claims against us, Vestin Mortgage, Inc. and Michael Shustek with prejudice.

In addition to the matters described above, our manager is involved in a number of other legal proceedings concerning matters arising in connection with the conduct of its business activities.  Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously.  Our manager believes that it is not a party to any other pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the manager’s net income in any particular period.

NOTE L — LEGAL MATTERS INVOLVING THE COMPANY

From time to time, we may become involved in litigation in the ordinary course of business.  We do not believe that any pending legal proceedings are likely to have a material adverse effect on our financial condition or results of operations or cash flows.  It is not possible to predict the outcome of any such proceedings.

NOTE M — SEGMENT INFORMATION

In November 2006, we sold our investment in real property to an unrelated third party.  As of December 31, 2008, 2007 and 2006, we had no investments in real property.  A Special Meeting of our members was held on March 5, 2007 to vote on approval of the Third Amended and Restated Operating Agreement, which limits the Company’s investment objectives to investment in real estate loans.  Accordingly, we now operate as one business segment.

Operating segments are components of an enterprise in which separate financial information is available that is regularly reviewed by the chief operating decision makers in assessing performance and deciding how to allocate resources.  Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment.

The information provided for Segment Reporting is based on internal reports utilized by management.  The presentation and allocation of overhead and the net contribution for the operating segments may not reflect the actual economic costs, contribution or results of operations of the segments as stand-alone businesses.  If a different basis of allocation were utilized, the relative contributions of the segments might differ, but the relative trends in segments would, in management’s view, likely not be impacted.

Financial information concerning our reportable segments is presented as follows for the year ended December 31, 2006:

	For the Year Ended December 31, 2006	Investment in Real Estate Loans	Investment in Real Estate
Revenues
Interest income from investments in real estate loans	$2,292,000	$2,292,000	$--
Interest income from secured borrowings	118,000	118,000	--
Rental income	944,000	--	944,000
Gain on sale of building	2,624,000	--	2,624,000
Dividend Income	47,000	47,000	--
Other	94,000	94,000	--
Total revenues	6,119,000	2,551,000	3,568,000

Operating expenses
Management fees	45,000	34,000	11,000
Professional fees	207,000	161,000	46,000
Professional fees-related party	20,000	16,000	4,000
Expenses related to real estate held for sale	12,000	12,000	--
Other	24,000	21,000	3,000
Total operating expenses	308,000	244,000	64,000

EBITDA*	5,811,000	2,307,000	3,504,000

Less:
Depreciation and Amortization	204,000	--	204,000
Interest expense related to secured borrowings	116,000	116,000	--
Interest expense related to investment in real estate	661,000	--	661,000

NET INCOME	$4,830,000	$2,191,000	$2,639,000

*EBITDA represents Earnings Before Interest, Taxes, Depreciation, and Amortization.  We present EBITDA because we consider it an important supplemental measure of our performance but it does not represent cash flows.  EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP.  EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net earnings, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.  A reconciliation of EBITDA to net income is set forth above.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.  In addition, EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.  In addition, EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

NOTE N — SELECTED QUARTERLY FINANCIAL DATED (UNAUDITED)

The following schedule is a selected quarterly financial data for the fiscal year ended December 31, 2008:

	For the Year Ended December 31, 2008
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year

Total revenues	$425,000	280,000	151,000	89,000	$945,000
Total operating expenses	76,000	2,432,000	1,040,000	2,837,000	6,385,000
Total non-operating income (loss)	53,000	44,000	(1,195,000)	(19,000)	(1,117,000)
Total loss from real estate held for sale	(617,000)	(614,000)	(1,352,000)	(873,000)	(3,456,000)

NET LOSS	$(215,000)	$(2,722,000)	$(3,436,000)	$(3,640,000)	$(10,013,000)

Net loss allocated to members	$(215,000)	$(2,722,000)	$(3,436,000)	$(3,640,000)	$(10,013,000)

Net loss allocated to members per weighted average membership units	$(0.09)	$(1.19)	$(1.51)	$(1.62)	$(4.30)

Weighted average membership units	2,522,875	2,278,865	2,271,557	2,248,825	2,330,146

Annualized rate of return to members (a)	-3.39%	-47.48%	-59.48%	-63.82%	-42.59%

Cash distributions	$392,000	258,000	39,000	--	$689,000

Cash distributions per weighted average membership units	$0.16	$0.11	$0.02	$0.00	$0.30

Weighted average term of outstanding loans	17 months	18 months	21 months	21 months	21 months

(a)
The annualized rate of return to members in 2008 is calculated based upon the net GAAP income allocated to members per weighted average units as of December 31, 2008 divided by the number of days during the period (91, 91, 92, 92 and 366 for the first quarter, second quarter, third quarter, fourth quarter and year, respectively) and multiplied by three hundred and sixty six (366) days, then divided by (the weighted average cost per unit) $10.09.

The following schedule is a selected quarterly financial data for the fiscal year ended December 31, 2007:

	For the Year Ended December 31, 2007
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year

Total revenues	$786,000	$672,000	$508,000	$536,000	$2,502,000
Total operating expenses	134,000	110,000	110,000	969,000	1,323,000
Total non-operating income	38,000	49,000	84,000	68,000	239,000
Total loss from real estate held for sale	(3,000)	(62,000)	(22,000)	(6,000)	(93,000)

NET INCOME (LOSS)	$687,000	$549,000	$460,000	$(371,000)	$1,325,000

Net income (loss)allocated to members	$687,000	$549,000	$460,000	$(371,000)	$1,325,000

Net income (loss) allocated to members per weighted average membership units	$0.25	$0.22	$0.18	$(0.15)	$0.51

Weighted average membership units	2,745,524	2,523,618	2,525,561	2,525,561	2,579,314

Annualized rate of return to members (a)	10.06%	8.65%	7.16%	-5.78%	5.09%

Cash distributions	$618,000	$546,000	$521,000	$508,000	$2,193,000

Cash distributions per weighted average membership units	$0.23	$0.22	$0.21	$0.20	$0.85

Weighted average term of outstanding loans	14 months	15 months	16 months	17 months	17 months

(a)
The annualized rate of return to members in 2007 is calculated based upon the net GAAP income allocated to members per weighted average units as of December 31, 2007 divided by the number of days during the period (90, 91, 92, 92 and 365 for the first quarter, second quarter, third quarter, fourth quarter and year, respectively) and multiplied by three hundred and sixty five (365) days, then divided by (the weighted average cost per unit) $10.09.

NOTE O — SUBSEQUENT EVENTS

On January 16, 2009, we, VRM I, and VRM II foreclosed upon Redwood Place, LLC and classified the property as real estate held for sale.  During February 2009, our manager received a sales agreement to purchase the property for approximately $8.7 million, of which our portion would be approximately $0.7 million.

As of March 4, 2009, one performing loan, totaling $0.2 million, subsequently became delinquent in interest payments.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  However, no assurance can be given at this time that full payment will be received on this newly delinquent loan.

During January 2009, our manager received a sales agreement to purchase the Cliff Shadows Properties, LLC property for approximately $9.6 million of which our portion would be approximately $0.5 million.  On March 6, 2009, we, VRM I, and VRM II completed the sale of 98 units, with the remaining units pending final escrow.

On March 23, 2008, we, VRM I and VRM II, sold the Peoria 180, LLC loan to an unrelated third party for $3.0 million.  The sale resulted in no gain or loss.

SUPPLEMENTARY INFORMATION

Schedule I
VESTIN FUND III, LLC
REAL ESTATE LOANS ON REAL ESTATE
REAL ESTATE LOAN ROLL FORWARD

Balance, December 31, 2005	$23,037,000

Additions during the period
New real estate loans and additions	22,696,000
Real estate loans bought	6,700,000
Deductions during the period
Collections of principal and reductions	19,184,000
Foreclosed loans (Real estate held for sale)	577,000
Real estate loans sold	5,600,000

Net Change in 2006	4,035,000

Balance, December 31, 2006	$27,072,000

Additions during the period
New real estate loans and additions	5,456,000
Real estate loans bought	1,154,000
Deductions during the period
Collections of principal and reductions	9,131,000
Foreclosed loans (Real estate held for sale)	--
Real estate loans sold	2,700,000

Net Change in 2007	(5,221,000)

Balance, December 31, 2007	$21,851,000

Additions during the period
New real estate loans and additions	665,000
Real estate loans bought	-
Deductions during the period
Collections of principal and reductions	1,879,000
Foreclosed loans (Real estate held for sale)	7,049,000
Real estate loans sold	276,000

Net Change in 2008	(8,539,000)

Balance, December 31, 2008	$13,312,000

Schedule II
VESTIN FUND III, LLC
REAL ESTATE LOANS ON REAL ESTATE *
REAL ESTATE LOANS BY TYPE OF PROPERTY

As of December 31, 2008:
Type of Property	Interest Rate	Face Amount of Loan	Carrying Amount of Loan	Maturity Date	Amount Subject to Delinquency

Acquisition and Development	--	$--	$--	--	$--
Commercial	6%-15%	$110,559,000	$7,815,000	09/06-04/10	$6,360,000
Construction	10.5%	$28,910,000	$1,622,000	10/08	$-
Land	11%-13%	$43,150,000	$3,875,000	05/08-06/08	$3,875,000
Total		$182,619,000	$13,312,000		$10,235,000

As of December 31, 2007:
Type of Property	Interest Rate	Face Amount of Loan	Carrying Amount of Loan	Maturity Date	Amount Subject to Delinquency

Acquisition and Development	12%-13.75%	$11,270,000	$3,138,000	07/07-08/07	$3,137,000
Commercial	10%-14%	$126,155,000	$9,108,000	09/06-12/08	$1,000,000
Construction	10.5%-12%	$49,395,000	$2,501,000	10/06-07/08	$301,000
Land	10.5%-14%	$79,525,000	$7,104,000	06/07-07/08	$1,400,000
Total		$266,345,000	$21,851,000		$5,838,000

Schedule III
VESTIN FUND III, LLC
REAL ESTATE LOANS ON REAL ESTATE *
REAL ESTATE LOANS BY LIEN POSITION

As of December 31, 2008:
Lien Position	Face Amount of Loan	Interest Rate	Carrying Amount of Loan	Maturity Date	Amount Subject to Delinquency

1st	$139,964,000	6%-13%	$12,326,000	09/06-02/10	$10,235,000
2nd	$42,655,000	10.5%-15%	$986,000	02/09-04/10	$--
Total	$182,619,000		$13,312,000		$10,235,000

As of December 31, 2007:
Lien Position	Face Amount of Loan	Interest Rate	Carrying Amount of Loan	Maturity Date	Amount Subject to Delinquency

1st	$265,345,000	10%-14%	$21,551,000	09/06-12/08	$5,838,000
2nd	$1,000,000	10.5%	$300,000	09/06-12/08	$--
Total	$266,345,000		$21,851,000		$5,838,000

Schedule IV
VESTIN FUND III, LLC
REAL ESTATE LOANS ON REAL ESTATE
REAL ESTATE LOANS THAT EXCEED THREE PERCENT OF THE PORTFOLIO

As of December 31, 2008:

Description of Loan	Interest Rate	Final Maturity Date	Periodic Payment Terms	Lien Position	Face Amount of Loan	Carrying Amount of Loan	Amount Subject to Delinquency

Commercial	10.50%	02/28/09	Fixed Interest only, Balloon Payment $468,000	2nd	$3,147,000	$468,000	$--
Commercial	12.00%	09/01/06	Fixed Interest only, Balloon Payment $1,000,000	1st	$4,394,000	$1,000,000	$1,000,000
Commercial	12.00%	12/05/08	Fixed Interest only, Balloon Payment $1,520,000	1st	$6,000,000	$1,520,000	$1,520,000
Commercial	6.00%	02/02/10	Fixed Interest only, Balloon Payment $469,000	1st	$7,080,000	$469,000	$--
Commercial	11.50%	04/05/08	Fixed Interest only, Balloon Payment $1,290,000	1st	$14,977,000	$1,290,000	$1,290,000
Commercial	10.00%	10/29/08	Fixed Interest only, Balloon Payment $1,400,000	1st	$16,000,000	$1,400,000	$1,400,000
Commercial	12.00%	02/12/09	Fixed Interest only, Balloon Payment $1,150,000	1st	$19,453,000	$1,150,000	$1,150,000
Construction	10.50%	10/30/08	Fixed Interest only, Balloon Payment $404,000	1st	$7,185,000	$404,000	$--
Construction	10.50%	10/30/08	Fixed Interest only, Balloon Payment $403,000	1st	$7,210,000	$403,000	$--
Construction	10.50%	10/30/08	Fixed Interest only, Balloon Payment $404,000	1st	$7,225,000	$404,000	$--
Construction	10.50%	10/30/08	Fixed Interest only, Balloon Payment $410,000	1st	$7,290,000	$410,000	$--
Land	13.00%	05/16/08	Fixed Interest only, Balloon Payment $1,000,000	1st	$7,150,000	$1,000,000	$1,000,000
Land	13.00%	05/10/08	Fixed Interest only, Balloon Payment $1,400,000	1st	$8,500,000	$1,400,000	$1,400,000
Land	11.00%	06/30/08	Variable Interest only, Balloon Payment $1,182,000	1st	$18,000,000	$1,182,000	$1,182,000
Total					$133,611,000	$12,500,000	$9,942,000

As of December 31, 2007:

Description of Loan	Interest Rate	Final Maturity Date	Periodic Payment Terms	Lien Position	Face Amount of Loan	Carrying Amount of Loan	Amount Subject to Delinquency

A/D	12.00%	08/01/07	Fixed Interest only, Balloon Payment $750,000	1st	$2,270,000	$750,000	$750,000
A/D	13.75%	08/16/07	Variable Interest only, Balloon Payment $1,387,000	1st	$3,900,000	$1,387,000	$1,387,000
A/D	12.00%	07/17/07	Fixed Interest only, Balloon Payment $1,000,000	1st	$5,100,000	$1,000,000	$1,000,000
Commercial	12.00%	09/01/06	Fixed Interest only, Balloon Payment $1,000,000	1st	$4,431,000	$1,000,000	$1,000,000
Commercial	11.50%	04/05/08	Fixed Interest only, Balloon Payment $1,294,000	1st	$15,026,147	$1,294,000	$--
Commercial	10.50%	06/14/08	Fixed Interest only, Balloon Payment $1,300,000	1st	$8,750,000	$1,300,000	$--
Commercial	10.00%	02/29/08	Fixed Interest only, Balloon Payment $1,400,000	1st	$16,000,000	$1,400,000	$--
Commercial	10.50%	07/12/08	Fixed Interest only, Balloon Payment $1,500,000	1st	$25,588,000	$1,500,000	$--
Commercial	12.00%	12/05/08	Fixed Interest only, Balloon Payment $1,520,000	1st	$6,000,000	$1,520,000	$--
Construction	12.00%	03/16/08	Fixed Interest only, Balloon Payment $811,000	1st	$16,985,000	$811,000	$--
Land	13.00%	06/30/07	Fixed Interest only, Balloon Payment $1,400,000	1st	$10,000,000	$1,400,000	$1,400,000
Land	11.00%	06/30/08	Variable Interest only, Balloon Payment $1,182,000	1st	$18,000,000	$1,182,000	$--
Land	13.00%	02/10/08	Fixed Interest only, Balloon Payment $1,400,000	1st	$8,500,000	$1,400,000	$--
Land	13.00%	02/16/08	Fixed Interest only, Balloon Payment $1,000,000	1st	$7,150,000	$1,000,000	$--
Land	14.00%	01/27/08	Fixed Interest only, Balloon Payment $1,400,000	1st	$17,000,000	$1,400,000	$--
Total					$164,700,147	$18,344,000	$5,537,000

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our manager, including our manager’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required financial disclosure.  In connection with the preparation of this Report on Form 10-K, our manager carried out an evaluation, under the supervision and with the participation of our manager’s CEO and CFO, as of December 31, 2008, of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) under the Exchange Act.  Based upon our manager’s evaluation, our manager’s CEO and CFO concluded that, as of December 31, 2008, our disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our manager’s CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within our company have been or will be detected.  Even effective internal control over financial reporting can only provide reasonable assurance with respect to financial statement preparation.  Furthermore, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.  Our manager, including our manager’s CEO and CFO, does not expect that our controls and procedures will prevent all errors.

The certifications of the our manager’s CEO and CFO required under Section 302 of the Sarbanes-Oxley Act have been filed as Exhibits 31.1 and 31.2 to this report.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for our Company, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act.  Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States.  Internal control over financial reporting includes those policies and procedures that: pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures of our Company are being made only in accordance with authorizations of management and directors of our Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our Company's assets that could have a material effect on our financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management has conducted an assessment, including testing, of the effectiveness of our internal control over financial reporting as of December 31, 2008.  In making its assessment of internal control over financial reporting, management used the criteria in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).  Based on this assessment, management, with the participation of the Chief Executive and Chief Financial Officers, believes that, as of December 31, 2008, the Company’s internal control over financial reporting is effective based on those criteria.

Our internal control over financial reporting as of December 31, 2008 have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, our independent registered public accounting firm, as stated in its report, which appears below in this Item 9A.

Changes in Internal Control Over Financial Reporting

As required by Rule 13a-15(d) under the Exchange Act, our management, including our manager’s CEO and our CFO, has evaluated our internal control over financial reporting to determine whether any changes occurred during the fourth fiscal quarter of 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.  Based on that evaluation, there has been no such change during the fourth fiscal quarter of 2008.

ITEM 9A(T).	CONTROLS AND PROCEDURES

Not applicable.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

We do not have any directors or officers.  We are managed on a day-to-day basis by Vestin Mortgage, a privately held company wholly owned by Vestin Group, Inc.  Vestin Group, Inc. was previously a publicly held company and maintained an audit committee consisting of independent directors.  The Vestin Group audit committee previously functioned as the equivalent of our audit committee.  Since May 2005, Vestin Group has been a privately held company and since March 2006, it no longer has any independent directors.  Michael Shustek, the principal executive officer of our manager, is the sole director of Vestin Group, Inc.  Accordingly, we do not have an audit committee or any body that functions as the equivalent of an audit committee.  Our units are not listed on any exchange and we are not required to have an audit committee which consists of independent directors and meets the other requirements of Section 10A(m) of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

The following table sets forth the names, ages as of March 4, 2009 and positions of the individuals who serve as directors, executive officers and certain significant employees of Vestin Mortgage (our manager), Vestin Group, Vestin Originations or our affiliates:

Name	Age	Title

Michael V. Shustek	50	President, Chief Executive Officer and Chairman of Vestin Group
Rocio Revollo	47	Chief Financial Officer of Vestin Group
Michael J. Whiteaker	59	Vice President of Regulatory Affairs of Vestin Group
Daniel B. Stubbs	47	Senior Vice President of Vestin Group
Edwin H. Bentzen IV	32	Corporate Controller of Vestin Group

Directors, Executive Officers and certain significant employees of Vestin Mortgage (our manager), Vestin Group, Vestin Originations or our affiliates

Michael V. Shustek has been a director of our manager and Chairman of the board of directors, Chief Executive Officer and a director of Vestin Group since April 1999.  In addition, Mr. Shustek has been a Director and the CEO of VRM I and VRM II since January 2006.  In February 2004, Mr. Shustek became the President of Vestin Group.  Mr. Shustek also serves on the loan committee of our manager and its affiliates.  In 2003, Mr. Shustek became the Chief Executive Officer of our manager.  In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990.  In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures.  In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors.

In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada’s history.  Mr. Shustek has co-authored two books, entitled “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.”  Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics.  Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas.  See Note K Legal Matters Involving The Manager in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K for information regarding legal matters involving our manager and Mr. Shustek.

Rocio Revollo was appointed as the Chief Financial Officer of Vestin Group on March 21, 2007.  In addition, Ms. Revollo was appointed the CFO of VRM I and VRM II on March 21, 2007.  Prior to being appointed as the CFO of VRM I, VRM II and Vestin Group, Ms. Revollo served as the Corporate Controller of Vestin Group since June 2005.  Ms. Revollo previously served as Corporate Controller for Sobel Westex from January 2002 through May 2005.  From April 1999 to December 2001, Ms. Revollo was a financial consultant for Re:Source Connections.  Ms. Revollo is a Certified Public Accountant and worked for the accounting firm of KPMG LLP.  She received a Bachelor of Business Administration degree in Accounting and a Bachelor of Arts degree in Communication Studies from the University of Nevada, Las Vegas.

Michael J. Whiteaker has been Vice President of Regulatory Affairs of our manager and Vestin Group since May 1999.  Mr. Whiteaker is experienced in the banking and finance regulatory fields, having served with the State of Nevada, Financial Institution Division from 1982 to 1999 as its Supervisory Examiner, responsible for the financial and regulatory compliance audits of all financial institutions in Nevada.  Mr. Whiteaker has worked extensively on matters pertaining to both state and federal statutes, examination procedures, policy determination and credit administration for commercial and real estate loans.  From 1973 to 1982, Mr. Whiteaker was Assistant Vice President of Nevada National Bank, responsible for a variety of matters including loan review.  Mr. Whiteaker has previously served on the Nevada Association of Mortgage Brokers, Legislative Committee and is a past member of the State of Nevada, Mortgage Advisory Council.  He currently is a director of the Private Lenders Group, an organization devoted to creating and maintaining the highest professional standards possible among licensed Nevada Mortgage brokers.

Daniel B. Stubbs has been the Senior Vice President of Underwriting and Secretary of our manager since January 2000.  Mr. Stubbs heads the loan department for our manager and its affiliates and is responsible for reviewing loan requests and performs due diligence necessary for risk analysis in connection with the underwriting process.  In addition, Mr. Stubbs serves on the loan committee and acts as liaison for our manager and its affiliates with the various commercial loan participants.  Mr. Stubbs has 15 years experience in the title insurance industry and has received a Bachelor of Arts degree in Communication Studies from the University of Nevada, Las Vegas.

Edwin H. Bentzen IV has been the Corporate Controller of Vestin Group since April 2007.  Prior to being Corporate Controller of Vestin Group, Mr. Bentzen served as a Financial Reporting Analyst for Vestin Group since January 2006.  Mr. Bentzen served at Ameristar Casinos Inc. as Senior Internal Auditor from June 2005 through January 2006 and an Internal Auditor from June 2003 to June 2005.  Prior to June 2003, Mr. Bentzen was engaged in public tax accounting at a local firm in Las Vegas.  Mr. Bentzen is a Certified Internal Auditor and received a Masters of Science in Accountancy and a Bachelor of Science degree in Hotel Administration, with an emphasis in gaming, from the University of Nevada, Las Vegas.

Code of Ethics

As we do not have any executive officers we have not adopted a Code of Ethics.  However, each of the executive officers of Vestin Mortgage, our manager, are under an obligation to follow the Code of Ethics of Vestin Group that was filed as Exhibit 14.1 to Vestin Group’s Form 10-KSB for the year ended December 31, 2003.  If our manager or Vestin Group makes any substantive amendments to the Code of Ethics or if our manager grants any waiver, including any implicit waiver, from a provision of the Code of Ethics to its chief executive officer, chief financial officer or chief accounting officer, we will disclose the nature of such amendment or waiver on our website or in a Report on Form 8-K or quarterly or annual report under the Securities and Exchange Act of 1934.

ITEM 11.	EXECUTIVE COMPENSATION

Not Applicable.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Shown below is certain information as of January 31, 2009, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of number of membership units by the only persons or entities known to us to be a beneficial owner of more than 5% of the outstanding membership units.  Unless otherwise noted, the percentage ownership is calculated based on 2,248,825 membership units as of March 4, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Michael V. Shustek 6149 South Rainbow Boulevard Las Vegas, NV 89118	Sole voting and dispositive power of 250,576 units (1)	11.14%

The following table sets forth the total number and percentage of our membership units beneficially owned as of March 17, 2008 by:

•	each of our manager’s directors;

•	our manager’s chief executive officer and other executive officers; and

•	all of our manager’s executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 2,248,825 units of our total outstanding membership units as of March 4, 2009.

		Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent

Michael V. Shustek (1)	6149 S. Rainbow Blvd. Las Vegas, NV 89118	250,576	11.14%
Rocio Revollo	6149 S. Rainbow Blvd. Las Vegas, NV 89118	--	--
All directors and executive officers of our manager as a group		250,576	11.14%

(1)
Includes 54,863 units held by our manager and 160,857 units held by Shustek Investments and 34,856 units held by inVestin.  Mr. Shustek is the Chairman, President and Chief Executive Officer of our manager and indirectly owns all of the capital stock of our manager through Vestin Group, Inc. a company wholly owned by Mr. Shustek.  Mr. Shustek is the sole owner, Chairman, President and Chief Executive Officer of Shustek Investments, Inc.  Mr. Shustek is the sole owner, Chairman, President and Chief Executive Officer of inVestin Nevada, Inc.  Mr. Shustek has sole voting and investment power in all these units.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties pursuant to the terms of our Management Agreement without a premium.  No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments.  The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Please refer to Note G – Related Party Transactions in Part II, Item 8 Financial Statements and Supplementary Data of this Annual Report on Form 10-K, for information regarding our related party transactions, which are incorporated herein by reference.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

During the years ended December 31, 2008 and 2007, Moore Stephens Wurth Frazer and Torbet, LLP (“Moore Stephens”) provided various audit, audit related and non-audit services to us as follows:

	December 31, 2008	December 31, 2007
Audit Fees	$105,000	$98,000
Audit Related Fees	$--	$--
Tax Fees	$--	$--
All Other Fees	$--	$--

Mr. Shustek, the sole director of our manager, has considered whether provision of the services described regarding audit related fees, tax fees and all other fees above were compatible with maintaining the independent accountant’s independence and has determined that such services did not adversely affect Moore Stephens’ independence.

Our manager has direct responsibility to review and approve the engagement of the independent auditors to perform audit services or any permissible non-audit services.  All audit and non-audit services to be provided by the independent auditors must be approved in advance by our manager.  Our manager may not engage the independent auditors to perform specific non-audit services proscribed by law or regulation.  All services performed by independent auditors under engagements entered into on or after January 21, 2005, were approved by our manager pursuant to their pre-approval policy, and none was approved pursuant to the de minimus exception to the rules and regulations of the Securities Exchange Act of 1934, Section 10A(i)(1)(B), on pre-approval.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

The following are filed as part of this Report:

(a) 1.  Financial Statements

The list of the financial statements contained herein are contained in Part II, Item 8 Financial Statements and Supplementary Data on this Annual Report on Form 10-K, which is hereby incorporated by reference.

(a) 2.  Financial Statement Schedules

The list of the financial statements schedules contained herein are contained in Part II, Item 8 Financial Statements and Supplementary Data on this Annual Report on Form 10-K, which is hereby incorporated by reference.

(a) 3.  Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
3.1(1)	Articles of Organization
3.2(2)	Certificate of Amendment to Articles of Organization
3.3(3)	Amended and Restated Operating Agreement (included as Exhibit A to the prospectus)
4.4(4)	Distribution Reinvestment Plan
10.9(6)	Office lease agreement dated March 31, 2003 by and between Luke Properties, LLC and Vestin Group, Inc.
10.10	Indemnification agreement dated March 25, 2009 by and between Vestin Group, Inc. and Vestin Fund III, LLC
31.1	Section 302 Certification of Michael V. Shustek
31.2	Section 302 Certification of Rocio Revollo
32	Certification Pursuant to U.S.C. 18 Section 1350

(1)	Incorporated herein by reference to our Pre-Effective Amendment No. 3 to Form S-11 Registration Statement filed on September 2, 2003, File No. 333-105017.
(2)	Incorporated herein by reference to our Form 10-Q filed on August 16, 2004, File No. 333-105017.
(3)	Incorporated herein by reference to our Schedule 14A Definitive Proxy Statement filed on January 29, 2007 File No. 000-51301.
(4)	Incorporated herein by reference to Exhibit 4.4 of our Post-Effective Amendment No. 5 to Form S-11 Registration Statement filed on April 28, 2006, File No. 333-105017.
(5)	Incorporated herein by reference to our Form 10-Q filed on November 15, 2004, File No. 333-105017.
(6)	Incorporated herein by reference to our Form 10-KSB filed on March 30, 2005, File No. 333-105017.
(7)	Incorporated herein by reference to the Quarterly Report on Form 10-Q for the three months ended September 30, 2006 filed on November 8, 2006, File No. 000-51301

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vestin Fund III, LLC
By:	Vestin Mortgage, Inc., its sole Manager

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer and Sole Director of the Manager
(Principal Executive Officer of Manager)

By:	/s/ Rocio Revollo
Rocio Revollo
Chief Financial Officer of the Manager
(Principal Financial and Accounting Officer of the Manager)

Date:  March 26, 2009